                                                                       EXHIBIT 2

                                MERGER AGREEMENT

                                      Among


                               MSI HOLDINGS, INC.,

                        APERIAN ACQUISITION CORPORATION,

                  OUTERNET CONNECTION STRATEGIES, INCORPORATED

                                       And

                          THE SHAREHOLDERS NAMED HEREIN


                                   ----------


                            Dated as of July 13, 2000


                                   ----------

                                TABLE OF CONTENTS

                                                                                               Page
                                                                                               ----
ARTICLE I - The Merger                                                                           1

                  1.1      The Merger.                                                           1
                  1.2      Closing.                                                              1
                  1.3      Effective Time.                                                       1
                  1.4      Supplemental Action.                                                  1
                  1.5      Articles of Incorporation.                                            2
                  1.6      By-Law.                                                               2
                  1.7      Officers.                                                             2
                  1.8      Directors.                                                            2
                  1.9      Conversion of Shares in the Merger.                                   2
                  1.10     Exchange of Shares.                                                   3
                  1.11     Dissenting Shareholders.                                              3
                  1.12     Closing of Transfer Books.                                            4
                  1.13     Tax Free Reorganization.                                              4
                  1.14     Conveyance of Assets and Rights.                                      4

ARTICLE II - Representations and Warranties of the Aperian Entities                              4


                  2.1      Due Organization; Good Standing and Qualification.                    4
                  2.2      Authorized and Issued Capital Stock.                                  5
                  2.3      Due Authorization.                                                    5
                  2.4      Brokers, Finders and Financial Advisors.                              6
                  2.5      MSI Common Stock.                                                     6
                  2.6      MSI Information.                                                      6
                  2.7      Consents.                                                             7
                  2.8      Exemption from Registration.                                          7
                  2.9      Changes.                                                              7


ARTICLE III -  Representations and Warranties of the Shareholders and the Company                7

                  3.1      Capitalization; Ownership of Shares.                                  8
                  3.2      No Liens on Shares.                                                   8
                  3.3      Other Rights to Acquire Capital Stock.                                8
                  3.4      Due Organization.                                                     8
                  3.5      Subsidiaries.                                                         8
                  3.6      Due Authorization.                                                    9
                  3.7      Financial Statements.                                                 10
                  3.8      Conduct of Business; Certain Actions.                                 10
                  3.9      Properties.                                                           11
                  3.10     Licenses and Permits.                                                 12
                  3.11     Intellectual Property Rights.                                         12

                  3.12     Compliance with Laws.                                                 13
                  3.13     Insurance.                                                            13
                  3.14     ERISA Compliance.                                                     13
                  3.15     Contracts and Agreements.                                             14
                  3.16     Claims and Proceedings.                                               14
                  3.17     Taxes.                                                                15
                  3.18     Personnel.                                                            15
                  3.19     Business Relations.                                                   16
                  3.20     Accounts Receivable.                                                  16
                  3.21     Bank Accounts.                                                        16
                  3.22     Agents.                                                               16
                  3.23     Indebtedness To and From Officers, Directors, Shareholders
                           and Employees.                                                        17
                  3.24     Commission Sales Contracts.                                           17
                  3.25     Certain Consents.                                                     17
                  3.26     Brokers.                                                              17
                  3.27     Interest in Competitors, Suppliers and Customers.                     17
                  3.28     Inventory.                                                            17
                  3.29     Warranties.                                                           17
                  3.30     Customers and Suppliers.                                              17
                  3.31     Year 2000 Compliance.                                                 18
                  3.32     Assets Sufficient for Business.                                       18
                  3.33     Expenses of the Shareholders and the Company.                         18
                  3.34     Investment.                                                           18
                  3.35     Sophisticated Investor Status.                                        18
                  3.36     Investment Risk.                                                      19
                  3.37     Legend.                                                               19
                  3.38     Information.                                                          19
                  3.39     Information Furnished.                                                19


ARTICLE IV - Covenants of the Company, the Shareholders and the Aperian Entities                 20

                  4.1      Inspection.                                                           20
                  4.2      Compliance.                                                           20
                  4.3      Satisfaction of All Conditions Precedent.                             20
                  4.4      No Solicitation.                                                      20
                  4.5      Notice of Developments.                                               21
                  4.6      Notice of Breach.                                                     21
                  4.7      Notice of Litigation.                                                 21
                  4.8      Continuation of Insurance Coverage.                                   22
                  4.9      Maintenance of Credit Terms.                                          22
                  4.10     Updating Information.                                                 22
                  4.11     Financial Statements.                                                 22
                  4.12     Interim Operations of the Company.                                    22
                  4.13     Call of Debt.                                                         23
                  4.14     Shareholders' Meeting.                                                24

                  4.15     Ancillary Agreements.                                                 24
                  4.16     Resignations of Directors and Officers.                               24
                  4.17     Confidential Information.                                             24
                  4.18     Listing of Common Stock.                                              24
                  4.19     OuterNet Guarantors.                                                  24


ARTICLE V - Conditions to Closing                                                                25

                  5.1      Conditions to Obligations of the Aperian Entities to Effect the
                           Merger.                                                               25
                  5.2      Conditions to Obligations of the Shareholders and the Company to
                           Effect the Merger.                                                    26

ARTICLE VI - Termination                                                                         27

                  6.1      Bases for Termination.                                                27
                  6.2      Effect of Termination.                                                28

ARTICLE VII - Indemnification                                                                    29

                  7.1      Indemnification.                                                      29
                  7.2      Limitations on Indemnification.                                       29
                  7.3      Defense of Third-Party Claims.                                        30
                  7.4      Direct Claims.                                                        32
                  7.5      Tax Audits.                                                           32
                  7.6      Sole and Exclusive Remedy.                                            32

ARTICLE VIII - Miscellaneous                                                                     32

                  8.1      Collateral Agreements, Amendments and Waivers.                        32
                  8.2      Successors and Assigns.                                               33
                  8.3      Expenses.                                                             33
                  8.4      Invalid Provisions.                                                   33
                  8.5      Information and Confidentiality.                                      33
                  8.6      Waiver.                                                               34
                  8.7      Notices.                                                              34
                  8.8      Survival of Representations and Warranties.                           35
                  8.9      Public Announcement.                                                  35
                  8.10     Waiver of Certain Rights.                                             35
                  8.11     Further Assurances.                                                   35
                  8.12     No Third-Party Beneficiaries.                                         36
                  8.13     Governing Law.                                                        36

                                    EXHIBITS



         A - Registration Rights Agreement

         B - Opinion of William A. Broussard, Esq. addressed to the Aperian
             Entities

         C - Lock-Up Agreement

         D - Opinion of Kane, Russell, Coleman & Logan, P.C. addressed to the
             Shareholders

         E - Nonsolicitation Agreement

                                MERGER AGREEMENT



         This Merger Agreement (this "Agreement") is entered into as of July 13, 2000, among MSI Holdings, Inc., a Utah corporation ("MSI"), Aperian Acquisition Corporation, a Texas corporation and wholly-owned subsidiary of MSI ("Aperian Acquisition" and, together with MSI, the "Aperian Entities"), OuterNet Connection Strategies, Incorporated, a Texas corporation (the "Company"), and the individuals identified as "Shareholders" on the signatures pages hereto (the "Shareholders").

         The parties hereto agree as follows:


                                    ARTICLE I
                                   The Merger

         1.1 The Merger. Subject to the terms and conditions hereof, at the Effective Time (as defined in Section 1.3 hereof), Aperian Acquisition shall be merged with and into the Company and the separate corporate existence of Aperian Acquisition shall cease (the "Merger"). The Company (sometimes hereinafter referred to as the "Surviving Corporation" when referring to the period following the Merger) shall be the surviving corporation in the Merger and shall continue to be governed by the laws of the State of Texas. The Surviving Corporation shall possess all the rights, privileges, powers, franchises and authority, both public and private, and be subject to all the restrictions, disabilities and duties, of each of Aperian Acquisition and the Company (collectively, the "Constituent Corporations"), shall be vested with all assets and property, real, personal and mixed, and every interest therein, wherever located, belonging to each of the Constituent Corporations and shall be liable for all the obligations and liabilities of each of the Constituent Corporations, all with the effect set forth in the Texas Business Corporation Act (the "TBCA"). The Merger shall be in accordance with and shall have the effects specified in the TBCA.

         1.2 Closing. The closing of the Merger (the "Closing") shall take place at the offices of MSI, 1121 East 7th Street, Austin, Texas 78702, at 9:00 a.m., local time, on August 7, 2000, or at such other time and place and/or on such other date as MSI and the Company may agree upon in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."


         1.3 Effective Time. If all the conditions to the Merger set forth in
Article V hereof shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with Article VI hereof, Aperian Acquisition and the Company shall, on the Closing Date or as soon as practical thereafter, cause articles of merger with respect to the Merger (the "Articles of Merger") meeting the requirements of the TBCA to be properly executed, acknowledged and filed in accordance with the TBCA. The Merger shall become effective at the time at which the Articles of Merger are filed with the Secretary of State of Texas (the "Effective Time").

         1.4 Supplemental Action. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all rights, titles and interests in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

         1.5 Articles of Incorporation. The Articles of Incorporation of Aperian Acquisition in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation from and after the Effective Time until duly amended in accordance with the TBCA.

         1.6 By-Laws. The by-laws of Aperian Acquisition in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation from and after the Effective Time until duly amended in accordance with their terms and the TBCA.

         1.7 Officers. The officers of Aperian Acquisition immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time. Such individuals shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and by-laws and the TBCA. Notwithstanding the foregoing, it is understood and agreed that Michael W. Erwin shall remain the president of the Surviving Corporation for at least ninety (90) days after the Closing Date in order to effect a smooth and orderly transition.

         1.8 Directors. The directors of Aperian Acquisition immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time. Such individuals shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and by-laws and the TBCA.

         1.9 Conversion of Shares in the Merger. By virtue of the Merger and without any action on the part of any person, at the Effective Time:

                  (a) Each share of common stock, par value $0.01 per share (a "Company Common Share"), of the Company issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, as hereinafter defined) shall be converted into the right to receive
         0.04067 fully paid and non-assessable shares of common stock, par value $0.10 per share, of MSI, traded on the NASDAQ National Market System under the symbol "APRN" ("MSI Common Stock") (the shares of MSI Common Stock issued pursuant to the Merger are referred to herein as the "Merger Shares").

                  (b) All Company Common Shares issued and held in the Company's treasury immediately prior to the Effective Time shall be cancelled without payment of any consideration therefor and shall cease to exist and be outstanding.

                  (c) Each share of capital stock of Aperian Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one Company Common Share.

                  (d) No fraction of a Merger Share shall be issuable upon conversion of Company Common Shares in the Merger. Instead, each shareholder of the Company who would otherwise have been entitled to a fractional share of MSI Common Stock in connection with the Merger shall, in lieu of such fractional share, receive one additional Merger Share.

         1.10 Exchange of Shares.

                  (a) After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing Company Common Shares issued and outstanding immediately prior to the Effective Time (the "Certificates") shall be entitled, upon presentation and surrender of each such Certificate, duly endorsed in blank or accompanied by a stock power duly endorsed in blank, to MSI, to receive therefor a certificate or certificates representing the number of full shares of MSI Common Stock into which the Company Common Shares theretofore represented by each such Certificate shall have been converted pursuant to the Merger. Until so surrendered, each Certificate which prior to the Effective Time represented Company Common Shares (other than certificates representing Company Common Shares held in the Company's treasury and Dissenting Shares) shall be deemed for all purposes to evidence ownership of the number of shares of MSI Common Stock into which such Company Common Shares shall have been so converted.

                  (b) If any Certificate evidencing MSI Common Stock is to be issued in a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of such MSI Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of its agent that such tax has been paid or is not applicable.

         1.11 Dissenting Shareholders. Company Common Shares that have not been voted for adoption of this Agreement and with respect to which dissenters' rights have been perfected in accordance with Article 5.12 of the TBCA ("Dissenting Shares") shall not be converted into the right to receive the Merger Shares at or after the Effective Time unless and until the holder of such Dissenting Shares withdraws such holder's demand for payment of the fair value of such holder's Company Common Shares. If a holder of Dissenting Shares shall withdraw such holder's demand for such payment or shall become ineligible for such payment, then, as of the Effective

Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares for such Dissenting Shares. If any holder of Company Common Shares shall properly perfect such holder's dissenters' rights as provided in Article 5.12 of the TBCA, the Company shall give MSI prompt notice thereof and MSI shall have the right to direct all negotiations and proceedings with respect to any such dissenters' rights. The Company shall not, except with the prior written consent of MSI, voluntarily make any payment with respect to such dissenters' rights.

         1.12 Closing of Transfer Books. At and after the Effective Time, transfers of Company Common Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of' the Surviving Corporation.

         1.13 Tax Free Reorganization. The parties intend to adopt this Agreement as a plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"). The parties shall treat the Merger as a tax-free reorganization for all purposes on their respective books and records, both for financial accounting and tax accounting purposes. The parties agree to take all actions which are reasonably necessary to treat the Merger as a tax-free reorganization.

         1.14 Conveyance of Assets and Rights. All real and personal property, general intangibles, accounts, chattel paper, contract rights, securities, claims and causes of action and other assets of the Company (collectively, the "Company Assets") will remain the property of the Company following the Merger, and the Shareholders shall have no rights with respect to such Company Assets. Notwithstanding the foregoing, the Aperian Entities understand and agree that the Shareholders have interests in other entities that have separate assets (the "Other Assets"), some of which may be similar in nature to the Company Assets, and the Aperian Entities shall have no claim with respect to such Other Assets.


                                   ARTICLE II
             Representations and Warranties of the Aperian Entities

         The Aperian Entities hereby jointly and severally represent and warrant to the Shareholders and the Company as follows (with the understanding that the Shareholders and the Company are relying materially on such representations and warranties in entering into and performing this Agreement):

         2.1 Due Organization; Good Standing and Qualification.

                  (a) MSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. Aperian Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each of the Aperian Entities has full corporate power and authority to enter into and perform this Agreement and each other instrument, agreement and document to be executed by it in connection herewith.

                  (b) MSI is qualified to do business in the State of Texas and in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not result in a material adverse effect on the business, properties or financial condition of MSI and its affiliates, taken as a whole.

                  (c) MSI has publicly filed with the Securities and Exchange Commission (the "SEC") true and accurate copies of MSI's Articles of Incorporation and Bylaws, each as amended and in effect at the effective date of this Agreement.

         2.2 Authorized and Issued Capital Stock.

                  (a) The authorized capital stock of MSI immediately prior to the Closing shall consist of 50,000,000 shares of MSI Common Stock, of which 36,631,604 shares were issued and outstanding as of June 22, 2000, and 10,000,000 shares of Preferred Stock, par value $2.00 per share, of which no shares will be issued and outstanding effective as of the Closing Date. All issued and outstanding shares of MSI Common Stock (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, and (iii) have been issued in compliance with applicable state and federal securities laws. None of the issued and outstanding shares of MSI Common Stock was issued in violation of preemptive or other similar rights of any security holder of MSI or any of its affiliates, and the issuance by MSI of the MSI Common Stock to the shareholders of the Company, as contemplated hereby, is not subject to preemptive or other similar rights of any security holder of MSI. Other than as set forth in the MSI Filings (as defined in Section 2.5), there are no outstanding rights, options, warrants, preemptive rights, rights of first refusal or similar rights for the purchase or acquisition of any securities of MSI or any of its affiliates.

                  (b) MSI has registered the MSI Common Stock pursuant to
         Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), and is in material compliance with all reporting requirements of the Exchange Act, and the MSI Common Stock is currently listed or quoted on the NASDAQ National Market System.

         2.3 Due Authorization. The execution, delivery and performance of this Agreement and such other agreements, instruments and documents to be executed in connection herewith by the Aperian Entities have been duly authorized by the respective Boards of Directors of each of the Aperian Entities. The Merger has been duly authorized by MSI as the sole shareholder of Aperian Acquisition. This Agreement has been duly and validly authorized, executed and delivered by the Aperian Entities and constitutes a valid and binding obligation of the Aperian Entities enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and the application of general principles of equity. Upon its execution in accordance with Section 5.2(f) hereof, the Registration Rights Agreement (as hereinafter defined) shall have been duly and validly executed and delivered by MSI and shall constitute a valid and binding obligation of MSI enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and the application of general principles of equity. The execution, delivery and performance of this Agreement by the Aperian Entities will not (a) violate any federal, state, county or local law, rule or regulation applicable to either of the Aperian Entities or its property, (b) violate or conflict with, or permit the cancellation of, any agreement to which either of the Aperian Entities is a party or by which it or its property is bound, (c) permit the acceleration of the maturity of any indebtedness of, or any indebtedness secured by the property of, either of the Aperian Entities, or (d) violate or conflict with any provision of either of the Aperian Entities' certificate or articles of incorporation or by-laws. No action, consent or approval of or filing with any federal, state, county or local governmental authority is required in connection with the execution, delivery or performance of this Agreement (or any agreement or other document executed in connection herewith by either of the Aperian Entities) by the Aperian Entities except for the filing of the Articles of Merger with the Secretary of State of Texas.

         2.4 Brokers, Finders and Financial Advisors. The Aperian Entities have not engaged, or caused to be incurred any liability to, any finder, broker or sales agent in connection with the execution, delivery or performance of this Agreement or the transactions contemplated hereby.

         2.5 MSI Common Stock. The Merger Shares, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable. Once registration of the Merger Shares becomes effective in accordance with the Registration Rights Agreement (as hereinafter defined), the Merger Shares will be, and for so long as such registration remains effective, freely transferable, except as otherwise provided by the terms and conditions of this Agreement, the Registration Rights Agreement, the Lockup Agreement (as hereinafter defined) or applicable law.

         2.6 MSI Information. MSI has delivered to each Shareholder true and correct copies of MSI's Annual Report on Form 10-KSB for the year ended March 31, 2000, and its draft Preliminary Proxy Statement on Schedule 14A, dated July 12, 2000, to be filed with the SEC (collectively, the "MSI Filings"). Neither this Agreement nor any other documents or certificates made or delivered by the Aperian Entities in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading. The Aperian Entities represent and warrant that the information contained in the MSI Filings, copies of which have been or will be furnished to each shareholder of the Company, does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein in light of the circumstances under which they were made not misleading, in each case as of their respective dates. As to market forecasts, business or customer prospects, proposed schedules or any other forward-looking statements contained in the MSI Filings and other materials provided to the Company and its shareholders, such market forecasts, business or customer prospects, proposed schedules or other forward-looking statements were prepared in good faith by MSI, but MSI makes no representation and there can be no assurance that the market will develop as forecasted, that it will convert such prospects into business agreements or customers, that it will meet or attain such schedules or that any other forward-looking statements will come about as stated.

         2.7 Consents. Assuming (a) the accuracy of the representations and warranties of the Company and each Shareholder set forth in this Agreement, and
(b) that no more than 35 shareholders of the Company are not "accredited investors" (as such term in defined in Rule 501 promulgated under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act")), no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority or with any other person or entity on the part of either Aperian Entity (including any approvals or consents required under any state securities or "Blue Sky" laws), other than the filing of a Form D pursuant to Regulation D promulgated under the Securities Act, or pursuant to state securities laws, is required in connection with the offer, sale or issuance of the Merger Shares, or the consummation of any other transaction contemplated hereby.

         2.8 Exemption from Registration. Assuming (a) the accuracy of the representations and warranties of the Company and each Shareholder set forth in this Agreement, and (b) that no more than 35 shareholders of the Company are not "accredited investors" , the offer and issuance of the Merger Shares pursuant to this Agreement are and will be exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act.

         2.9 Changes. Since June 29, 2000, except in the ordinary course of business or as disclosed in the MSI Filings or any supplement thereto, there has not been:

                  (a) any change in the assets, liabilities, financial condition or operating results of MSI, except changes in the ordinary course of business that would not materially and adversely affect the assets, properties, financial condition, operating results or business of MSI (as such business is presently conducted and as it is proposed to be conducted);

                  (b) other than mandatory dividends payable to holders of MSI's preferred stock, any declaration, setting aside or payment or other distribution in respect to any of MSI's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by MSI; or

                  (c) to MSI's knowledge, any other event or condition of any character that might materially and adversely affect the assets, properties, financial condition, operating results or business of MSI (as such business is presently conducted and as it is proposed to be conducted).


                                   ARTICLE III
       Representations and Warranties of the Shareholders and the Company

         Except as set forth in the Disclosure Schedule executed and delivered simultaneously herewith (the "Disclosure Schedule"), the Company hereby represents and warrants, and each of the Shareholders, severally and to the extent of their pro rata interest in the Company rather than jointly, hereby represents and warrants, to the Aperian Entities as follows (with the understanding that the Aperian Entities are relying materially on each such representation and warranty in entering into and performing this Agreement):

         3.1 Capitalization; Ownership of Shares. The authorized capital stock of the Company consists of Two Hundred Billion (200,000,000,000) shares, $0.01 par value, consisting of (a) One Hundred Billion (100,000,000,000) Company Common Shares, 24,587,508 of which are issued and outstanding and none of which are issued and held in the Company's treasury, and (b) One Hundred Billion (100,000,000,000) shares of Class A or preferred stock, none of which are issued or outstanding or held in the Company's treasury. All of the issued and outstanding Company Common Shares are duly authorized, validly issued, fully paid and nonassessable. All of the issued and outstanding Company Common Shares are owned of record and beneficially by the shareholders of the Company as set forth in Paragraph 3.1 of the Disclosure Schedule. None of the Company Common Shares were issued or will be transferred under this Agreement in violation of any preemptive or preferential rights of any person.

         3.2 No Liens on Shares. Each Shareholder is the true and lawful owner, of record and beneficially, of his or her Company Common Shares, free and clear of any liens, restrictions, security interests, claims, rights of another or encumbrances; none of the Company Common Shares are subject to any outstanding options, warrants, calls or similar rights of any other person to acquire the same; none of the Company Common Shares are subject to any restrictions on transfer thereof; and each Shareholder has the full power and authority to convey good and marketable title to such Shareholder's Company Common Shares, free and clear of any liens, restrictions, security interests, claims, rights of another or encumbrances.

         3.3 Other Rights to Acquire Capital Stock. There are no authorized or outstanding warrants, options or rights of any kind to acquire from the Company or from any Shareholder any equity or debt securities of the Company or securities convertible into or exchangeable for equity or debt securities of the Company.

         3.4 Due Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has full power and authority to carry on its business as now conducted. Complete and correct copies of the articles of incorporation and by-laws of the Company and all amendments thereto have been delivered to the Aperian Entities and have been certified by the Secretary of the Company. The Company is qualified to do business only in the State of Texas and in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not result in a material adverse effect on the business, properties or financial condition of the Company and the affiliates of the Company, taken as a whole.

         3.5 Subsidiaries. The Company does not directly or indirectly have (or possess any options or other rights to acquire) any subsidiaries or any direct or indirect ownership interests in any person, business, corporation, limited liability company, partnership, association, joint venture (other than certain contractual arrangements that could be considered joint ventures and which are listed in Paragraph 3.5 of the Disclosure Schedule), trust or other entity.

         3.6 Due Authorization.

                  (a) The Company has full corporate power and authority to enter into and perform this Agreement and each other agreement, instrument and document required to be executed by the Company in connection herewith. The execution, delivery and performance of this Agreement and such other agreements, instruments and documents have been duly authorized by the Board of Directors of the Company.

                  (b) This Agreement has been duly and validly executed and delivered by the Company and the Shareholders and constitutes a valid and binding obligation of the Company and the Shareholders enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and the application of general principles of equity.

                  (c) Upon its execution in accordance with Section 5.1(j) hereof, the Lock-Up Agreement (as hereinafter defined) shall have been duly and validly executed and delivered by each of Michael W. Erwin, Charles H. Scott, Jr., Robert P. Wolfe, Tracy S. Cogdill, and James R. Wilson (the "Key Employees"), and shall constitute a valid and binding obligation of such Key Employee enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and the application of general principles of equity; and upon its execution in accordance with Section 5.1(j) hereof, the Nonsolicitation Agreement (as hereinafter defined) shall have been duly and validly executed and delivered by Michael W. Erwin and shall constitute a valid and binding obligation of Michael W. Erwin enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and the application of general principles of equity.

                  (d) Neither the execution, delivery and performance of this Agreement by the Company and the Shareholders, nor the execution, delivery and performance of the Lock-Up Agreement by each of the Key Employees shall (i) violate any federal, state, county or local law, rule or regulation applicable to the Company, any Shareholder or their respective properties, (ii) violate or conflict with, or permit the cancellation of, any agreement to which the Company or any Shareholder is a party, or by which any of them or any of their respective properties is bound, or result in the creation of any lien, security interest, charge or encumbrance upon any of such properties, (iii) permit the acceleration of the maturity of any indebtedness of, or indebtedness secured by the property of, the Company or any Shareholder or (iv) violate or conflict with any provision of the articles of incorporation or by-laws of the Company.

                  (e) No action, consent or approval of, or filing with, any governmental authority is required in connection with the execution, delivery or performance of this Agreement (or any agreement or other document executed in connection herewith by the Company or any of the Shareholders) by the Company or the shareholders of the

         Company except for the filing of the Articles of Merger with the Secretary of State of Texas.

         3.7 Financial Statements. The following Financial Statements (herein so called) of the Company have been delivered to the Aperian Entities by the
Company:

                  (a) Audited balance sheets and statements of income, changes in shareholders' equity, and cash flows of the Company as of and for the years ended December 31, 1999, and December 31, 1998, together with notes thereto and the report of Cooper Graci and Company, P.C. with respect thereto (collectively, the "Audited Financial Statements"); and

                  (b) An unaudited balance sheet, statement of income, statement of shareholders' equity and statement of cash flows of the Company as of and for the five months ended May 31, 2000 (collectively, the "Interim Financial Statements").

         The Audited Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and present fairly the financial position, results of operations and changes in financial position of the Company as of the indicated dates and for the indicated periods. The Interim Financial Statements present fairly the financial position, results of operations and changes in financial position of the Company as of the indicated dates and for the indicated periods, subject to normal year-end audit adjustments and accruals required to be made in the ordinary course of business which are not materially adverse and are consistent with past practices. Except to the extent reflected, disclosed or provided for in the balance sheet included in the Interim Financial Statements, the Company has no material liabilities or material obligations normally reflected in financial statements (including footnotes) prepared in accordance with generally accepted accounting principles (whether absolute, contingent or otherwise), other than current liabilities incurred in the ordinary course of business subsequent to May 31, 2000; and neither the Company nor any of the Shareholders has knowledge of any basis for the assertion of any such liability or obligation. Since May 31, 2000, there has been no material adverse change in the financial position, assets, results of operations or business of the Company. To the best knowledge of the Shareholders and the Company, there are no pending or proposed statutes, rules or regulations nor any current or pending developments or circumstances (including, without limitation, the development of new technologies on the threshold of practical use that could render any of the Company's products obsolete), which would have a material adverse effect on the financial position, assets, results of operations or business of the Company.

         3.8 Conduct of Business; Certain Actions. Except as set forth in Paragraph 3.8 of the Disclosure Schedule, since May 31, 2000, the Company has conducted its business and operations in the ordinary course and consistent with its past practices and has not (a) paid or declared any dividend or distribution, purchased or retired any indebtedness from any shareholder thereof or purchased, retired or redeemed any capital stock from any shareholder, (b) increased the compensation of any of the directors, officers or key employees of, or consultants to, the Company or, except for wage and salary increases made in the ordinary course of business and consistent with the past practices of the Company, increased the compensation of any other employees of the Company, (c) made any capital expenditures exceeding $5,000 (other than those described in Paragraph
3.8 of the Disclosure Schedule), (d) sold any asset (or any group of related assets) in any transaction (or series of related transactions) in which the purchase price for such asset (or group of related assets) exceeded $5,000 (other than sales of inventory in the ordinary course of business), (e) discharged or satisfied any lien or encumbrance or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business, (f) made or guaranteed any loans or advances to any party whatsoever, (g) suffered or permitted any lien, security interest, claim, charge or other encumbrance to arise or be granted or created against or upon any of the assets of the Company, real or personal, tangible or intangible, (h) cancelled, waived or released any of the Company's debts, rights or claims against third parties, (i) amended the articles of incorporation or by-laws of the Company, (j) made or paid any severance or termination payment to any employee or consultant in excess of $5,000, (k) made any change in the method of accounting of the Company, (1) made any investment or commitment therefor in any person, business, corporation, limited liability company, association, partnership, joint venture, trust or other entity, (m) made, entered into, amended or terminated any written employment or consulting contract, created, made, amended or terminated any bonus, stock option, pension, retirement, profit sharing or other employee benefit plan or arrangement or withdrawn from any "multi-employer plan" (as defined in Section 414(f) of the Code) so as to create any liability under Article IV of ERISA (as hereinafter defined) to any entity, (n) amended or experienced a termination of any material contract, agreement, lease, franchise or license to which the Company is a party, except in the ordinary course of business, (o) entered into any other material transactions except in the ordinary course of business, (p) entered into any contract, commitment, agreement or understanding to do any acts described in the foregoing clauses (a)-(o) of this Section 3.8, (q) suffered any material damage, destruction or loss (whether or not covered by insurance) to any assets, (r) experienced any strike, slowdown or demand for recognition by a labor organization by or with respect to any of the employees of the Company, or
(s) experienced or effected any shutdown, slow-down or cessation of any operations conducted by, or constituting part of, the Company.

         3.9 Properties. Paragraph 3.9 of the Disclosure Schedule lists and describes all real and personal properties (excluding, in the case of personal properties, any asset having a book value of less than $1,000 as of May 31,
2000) owned or leased by the Company as of the date hereof. Except as set forth in Paragraph 3.9 of the Disclosure Schedule, (a) the real and personal properties of the Company are free and clear of all liens, security interests, claims, rights of another and encumbrances, (b) the physical properties owned or utilized by the Company in the conduct of its business are in good operating condition and repair, normal wear and tear excepted, and are free from known, material defects, (c) the Company has full and unrestricted legal and equitable title to or a valid leasehold interest in all such properties, and (d) the operation of the properties and business of the Company in the manner in which they are now and have been operated by the Company (and, to the best knowledge of the Shareholders and the Company, by the Company's predecessors in interest) does not violate in any respect any zoning ordinances, municipal regulations or other rules, regulations or laws, the violation of which could have a material adverse effect on the Company. No covenants, easements, rights-of-way or regulations of record impair in any material respect the uses of the respective properties of the Company for the purposes for which they are now operated. To the best knowledge of the Shareholders and the Company, and except as described in Paragraph 3.9 of the Disclosure Schedule, there are no past, present or proposed conditions, activities, actions or plans which may prevent compliance by the Company with any law related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release, of any pollutant, contaminant, chemical or industrial toxic or hazardous substance or waste ("Hazardous Substance Issues") or any regulations, plans, judgments, injunctions or notices promulgated or approved thereunder applicable to the operations, properties or assets currently conducted, owned or leased by the Company (or previously conducted, owned or leased by the Company or any former subsidiary of the Company), or which may give rise to any liability of the Company, or otherwise form the basis of any claims, actions, demands, suits, proceedings, hearings, studies or investigations against or relating to the Company, based on or related to any Hazardous Substance Issues.

         3.10 Licenses and Permits. Paragraph 3.10 of the Disclosure Schedule lists all federal, state, county and local governmental licenses, certificates and permits held or applied for by the Company. Except as set forth in Paragraph
3.10 of the Disclosure Schedule, the Company has complied in all material respects, and is in compliance in all material respects, with the terms and conditions of all such licenses, certificates and permits and no violation of any such licenses, certificates or permits or the laws or rules governing the issuance or continued validity thereof has occurred, the violation of which could have a material adverse effect on the Company. Except as set forth in Paragraph 3.10 of the Disclosure Schedule, no additional license, certificate or permit is required from any federal, state, county or local governmental agency or body thereof in connection with the conduct of the business of the Company which, if not obtained, would materially and adversely affect the business or properties of the Company. Except as set forth in Paragraph 3.10 of the Disclosure Schedule, no claim has been made by any governmental authority (and, to the best knowledge of the Shareholders and the Company, no such claim is anticipated) to the effect that a license, permit or order is necessary in respect of the business conducted by the Company.

         3.11 Intellectual Property Rights. Paragraph 3.11 of the Disclosure Schedule lists and describes all patents, trademarks, service marks, trade names and registered copyrights and applications therefor owned by or registered in the name of the Company or in which the Company has any right or interest. Except as set forth in Paragraph 3.11 of the Disclosure Schedule, the Company is not a party to any license agreements (other than licenses for mass-marketed software), either as licensor or licensee, with respect to any patents, trademarks, service marks, trade names or copyrights. The Company has good and marketable title to or the right to use such assets and all inventions, processes, designs, formulae, trade secrets and know-how necessary for the conduct of its business, without the payment of any royalty or similar payment. The Company is not knowingly infringing any patent, or otherwise infringing any trademark, service mark, trade name or copyright of others (other than possible infringements of unknown common law rights to trademarks, service marks or trade names), and the Company is not aware of any infringement by others of any such rights owned by the Company.

         3.12 Compliance with Laws. The Company has complied in all material respects, and is in compliance in all material respects, with all known foreign, county and local laws, regulations and orders, and all applicable federal and state laws, regulations and orders, applicable to its business and has filed with the proper authorities all statements and reports known to be required by applicable foreign, county and local laws, regulations and orders, and all statements and reports required by applicable federal and state laws, regulations and orders, to which the Company or any of its properties or operations are subject. No claim has been made by any governmental authority (and, to the best knowledge of the Shareholders and the Company, no such claim is anticipated) to the effect that the business conducted by the Company fails to comply, in any respect, with any law, rule, regulation or ordinance.

         3.13 Insurance. Paragraph 3.13 of the Disclosure Schedule lists all policies of fire, liability, business interruption and other forms of insurance and all fidelity bonds held by or applicable to the Company at any time within the past three years, which Paragraph sets forth in respect of each such policy the policy name, policy number, carrier, term, type of coverage, deductible amount or self-insured retention amount, limits of coverage and annual premium. Except as set forth in Paragraph 3.13 of the Disclosure Schedule, no event relating to the Company has occurred which will result in a retroactive upward adjustment of premiums under any such policies or which is likely to result in any prospective upward adjustment in such premiums. The insurance currently held by the Company is in such amount and is of such type and scope as is customary in the industry in which the Company is engaged. Except as disclosed in Paragraph 3.13 of the Disclosure Schedule, there has been no material change in the type of insurance coverage maintained by the Company during the past three years which has resulted in any period during which the Company had no insurance coverage. Excluding insurance policies which have expired and been replaced, no insurance policy of the Company has been cancelled within the last three years and, to the best knowledge of the Shareholders and the Company, no threat has been made to cancel any insurance policy of the Company within such period.

         3.14 ERISA Compliance. The Company does not maintain or contribute to any "employee pension benefit plans" ("Pension Plans"), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Company is not subject to liability for any obligation of any Pension Plan which the Company formerly maintained or to which the Company formerly was required to contribute. None of the Company, any officer of the Company or any of the Pension Plans of the Company which are subject to ERISA, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in, or permitted the assets of any such plan or trust to be involved in, a "prohibited transaction", as such term is defined in Section 4975 of the Code or Sections 406 and 407 of ERISA, which could subject the Company, any officer of the Company, any of such plans or any trust to any material tax or penalty on prohibited transactions imposed by Section 4975 of the Code or which would have a material adverse effect on the Company. The Company is not obligated to provide any benefit under any of the "employee welfare benefit plans", as such term is defined in Section 3(1) of ERISA, which the Company maintains ("Welfare Plans"), or to which the Company is obligated to contribute, to any retiree from the Company, except to the extent that such benefits may be required by the continuation coverage provisions of Part 6 of Title I of ERISA and Section 4980B of the Code. Each Welfare Plan subject to such continuation coverage requirements. The Company is not, nor has been, a contributing employer to any "multi-employer plan" (without regard to whether it was a Pension Plan or a Welfare Plan) as such term is defined in Section 3(37) or Section 4001 (a)(3) of ERISA, or to any "multiple employer plan" within the meaning of Section 413(c) of the Code. The Company has not withdrawn from such a plan, and neither is subject to any withdrawal liability with respect to any such plan. All Welfare Plans, Pension Plans and the Company have timely complied with the requirements of Part I of Title I of ERISA and currently comply and have complied in the past, both as to form and operation, with ERISA, the Code and all other applicable laws, and with all applicable Statements of Financial Accounting Standards including Statements 87 and 106.

         3.15 Contracts and Agreements. Paragraph 3.15 of the Disclosure Schedule lists and briefly describes all written or oral contracts, commitments, leases and other agreements (including, without limitation, promissory notes, loan agreements and other evidences of indebtedness) to which the Company is a party or by which the Company or its properties are bound, pursuant to which the obligations thereunder of either party thereto are, or are contemplated as being, in respect of any such individual contracts, commitments, leases or other agreements during the term thereof, $10,000 or greater (excluding, however, any customer purchase orders and customer contracts) or which are otherwise material to the business of the Company (including, without limitation, all mortgages, deeds of trust, security agreements, pledge agreements and similar agreements and instruments and all confidentiality agreements). Neither the Company nor, to the best knowledge of the Shareholders and the Company, any other party thereto, is in default (and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default) under any such contracts, commitments, leases or other agreements or under any customer purchase orders and the Company has not waived any right under any such contracts, commitments, leases, other agreements or orders. None of such contracts, commitments, leases, other agreements or orders are leases in connection with which an election was made under Section 168(f)(8) of the Code. The Company has not guaranteed any obligations of any other person.

         3.16 Claims and Proceedings. There are no claims, actions, suits, proceedings or known investigations pending or, to the best knowledge of the Shareholders and the Company, threatened against the Company or any of its properties or assets, at law or in equity, or before or by any court, municipal or other governmental department, commission, board, agency or instrumentality. No claims, actions, suits, proceedings or known investigations will result in any liability or loss to the Company which (individually or in the aggregate) is material to the Company, and the Company is not now subject to any order, judgment, decree, stipulation or consent of any court, governmental body or agency. No inquiry, action or proceeding has been asserted, instituted or, to the best knowledge of the Shareholders and the Company, threatened to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof. To the best knowledge of the Shareholders and the Company, there is no basis for any such valid claim or action or any other claims or actions which would, or could reasonably be expected to (individually or in the aggregate), have a material adverse effect on the business, operations or financial condition of the Company or result in a material liability of the Company.

         3.17 Taxes. All federal, foreign, state, county and local income, gross receipts, excise, property, ad valorem, transfer, franchise, capital stock, business and occupation, license, sales, use, value-added, profits, gains, mortgage recording, disability, employment, payroll, estimated, withholding and other taxes, fees and assessments (collectively, "Taxes") returns, reports, statements, invoices and declarations of estimated tax (collectively, "Returns") which were required to be filed by the Company on or before the date hereof have been filed within the time and in the manner provided by law (or the Company has filed appropriate extensions), and all such Returns are true and correct and accurately reflect the Tax liabilities of the Company as of the date of such Returns. All Taxes, assessments, penalties and interest which have become due pursuant to such Returns have been paid or adequately accrued in the Financial Statements. The provisions for Taxes reflected on the balance sheet contained in the Interim Financial Statements are adequate to cover all of the Company's estimated Tax liabilities for the respective periods then ended and all prior periods. The Company has not executed any presently effective waiver or extension of any statute of limitations against assessments and collection of Taxes. There are no pending or, to the best knowledge of the Shareholders and the Company, threatened claims, assessments, notices, proposals to assess, deficiencies or audits (collectively, "Tax Actions") with respect to any Taxes owed or allegedly owed by the Company. To the best knowledge of the Shareholders and the Company, there is no basis for any Tax Actions. None of the Company's federal income tax returns have been audited, and no Taxes, other than as set forth in the Financial Statements, are payable by the Company. There are no Tax liens on any of the assets of the Company, other than liens arising by operation of law for Taxes not yet due. Proper and accurate amounts have been withheld and remitted, or accrued and reserved for, by the Company from and in respect of all persons from whom it is required by applicable law to withhold for all periods in compliance with the tax withholding provisions of all applicable laws and regulations. Neither the Company nor any other person or entity has filed an election under section 341(f) of the Code that is applicable to the Company or any assets held by the Company. Except as set forth in Paragraph 3.17 of the Disclosure Schedule, the Company has not ever made an election to be taxed under Subchapter S of the Code. The Company is not a party to any tax sharing agreement with the Shareholders or any other person or entity. The Company utilizes the accrual method of accounting for federal income tax purposes. In addition, none of the members of the Company's "affiliated group" have entered into any "deferred intercompany transactions" within the meaning of U.S. Treasury Regulation Section 1.1502-13.

         3.18 Personnel. Paragraph 3.18 of the Disclosure Schedule lists the names and annual rates of compensation of the employees of the Company whose annual rates of compensation during the fiscal year ended December 31, 1999 (including base salary, bonus and incentive pay) exceeded or are expected to exceed $25,000. Paragraph 3.18 of the Disclosure Schedule also summarizes the bonus, profit sharing, percentage compensation, company automobile, club membership and other like benefits, if any, paid or payable to such employees during the Company's 1999 fiscal year and to the date hereof and/or under which such employees are entitled to receive benefits. Paragraph 3.18 of the Disclosure Schedule also contains a brief description of all material terms of employment agreements, consulting agreements and confidentiality agreements to which the Company is a party and all severance benefits which any director, officer, consultant or employee of the Company is or may be entitled to receive. The Company has delivered to the Aperian Entities accurate and complete copies of all such employment agreements, consulting agreements, confidentiality agreements and all other agreements, plans and other instruments to which the Company is a party and under which their employees or consultants are entitled to receive benefits of any nature. The employee relations of the Company are good and there is no pending or, to the best knowledge of the Shareholders and the Company, threatened labor dispute or union organization campaign. None of the employees of the Company are represented by any labor union or organization. The Company is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practices. There is no unfair labor practice claim against the Company before the National Labor Relations Board or any strike, labor dispute, work slowdown or work stoppage pending or, to the best knowledge of the Shareholders and the Company, threatened against or involving the Company.

         3.19 Business Relations. Neither the Company nor any of the Shareholders knows or has any reason to believe that any customer or supplier of the Company will, as a result of the transactions contemplated hereby, cease to do business with the Company after the consummation of the transactions contemplated hereby in the same manner as previously conducted with the Company. The Company has not received notice from any of its customers or suppliers that any such customer or supplier will, for any reason, cease to do business with the Company after the date hereof in the same manner as previously conducted with the Company. The Company has not received any notice of any disruption (including delayed deliveries or allocations by suppliers) in the availability of the materials or products used by the Company other than in the ordinary course of business and consistent with normal course of dealings with suppliers typical for the Internet industry, nor are the Company or the Shareholders aware of any facts which could lead them to believe that the business of the Company will be subject to any such material disruption.

         3.20 Accounts Receivable. Except as set forth in Paragraph 3.20 of the Disclosure Schedule, all of the accounts, notes and loans receivable that have been recorded on the books of the Company are bona fide and represent amounts validly due and the Company believes that all such accounts receivable (net of reserves set forth on the Company's unaudited balance sheet as of May 31, 2000) will be collected in full within 120 days of the Closing Date. Except as set forth in Paragraph 3.20 of the Disclosure Schedule, all of such accounts, notes and loans receivable are free and clear of any security interests, liens, encumbrances or other charges; none of such accounts, notes or loans receivable are subject to any offsets or claims of offset; and none of the obligors of such accounts, notes or loans receivable have given notice that they will or may refuse to pay the full amount thereof or any portion thereof.

         3.21 Bank Accounts. Paragraph 3.21 of the Disclosure Schedule lists all banks or other financial institutions with which the Company has an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

         3.22 Agents. The Company has not designated or appointed any person or other entity to act for it or on its behalf pursuant to any power of attorney or any agency which is presently in effect.

         3.23 Indebtedness To and From Officers, Directors, Shareholders and Employees. Except as set forth in Paragraph 3.23 of the Disclosure Schedule, the Company does not owe any indebtedness to any of its officers, directors, shareholders or employees (other than accrued salaries or benefits payable in the ordinary course of business) or has indebtedness owed to it from any of its officers, directors, shareholders or employees, excluding indebtedness for travel advances or similar advances for expenses incurred on behalf of and in the ordinary course of business of the Company and consistent with the Company's past practices.

         3.24 Commission Sales Contracts. Except as set forth in Paragraph 3.24 of the Disclosure Schedule, the Company does not employ or have any relationship with any individual, corporation, partnership or other entity whose compensation from the Company is in whole or in part determined on a commission basis.

         3.25 Certain Consents. Except as set forth in Paragraph 3.25 of the Disclosure Schedule, there are no consents, waivers or approvals required to be executed and/or obtained from third parties in connection with the execution, delivery and performance by the Company or the Shareholders of this Agreement or any Lock-Up Agreement and the transactions contemplated hereby or thereby.

         3.26 Brokers. None of the Shareholders or the Company has engaged, or caused any liability to be incurred to, any finder, broker or sales agent in connection with the execution, delivery or performance of this Agreement or the transactions contemplated hereby.

         3.27 Interest in Competitors, Suppliers and Customers. Except as set forth in Paragraph 3.27 of the Disclosure Schedule or with respect to holdings of less than any five percent (5%) interest in publicly-traded companies, no Shareholder, officer or director of the Company or any affiliate of any such Shareholder, officer or director has any ownership interest in any competitor, supplier or customer of the Company or any property used in the operation of the business of the Company.

         3.28 Inventory. The Company has no material inventories.

         3.29 Warranties. Paragraph 3.29 of the Disclosure Schedule lists and briefly describes all warranties and guarantees made by the Company to third parties with respect to any products sold or services rendered by it. No claims for breach of product or service warranties to customers have been made against the Company since December 31, 1996. To the best knowledge of the Shareholders and the Company, no state of facts exists, or event has occurred, which may form the basis of any present claim against the Company for liability on account of any express or implied warranty to any third party (other than typical warranty claims brought against the Company in the ordinary course of its business).

         3.30 Customers and Suppliers. Paragraph 3.30 of the Disclosure Schedule contains a true, correct and complete list of (a) the ten largest customers (measured in dollar volume) of the Company during the fiscal years ended December 31, 1999, and December 31, 1998, (b) the ten largest suppliers (measured in dollar volume) of the Company during the fiscal years ended

December 31, 1999, and December 31, 1998, and (c) with respect to each such customer and supplier, the name and address thereof and nature of the relationship.

         3.31 Year 2000 Compliance. The Company is, as of the date hereof, and shall, on the Closing Date, continue to be, Year 2000 Compliant (hereinafter defined) with respect to its information technology. To the best knowledge of the Shareholders and the Company, after due inquiry, all customers of and suppliers to the Company, and all other third parties who exchange computerized information with the Company's information technology, are, as of the date hereof, and shall, on the Closing Date, continue to be, Year 2000 Compliant with respect to their respective information technology. For purposes of this Agreement, "Year 2000 Compliant" means that information technology is capable being used prior to, during and after the calendar year 2000, that such information technology used during each such time period shall accurately receive, provide and process date/time data (including, without limitation, calculating, comparing and sequencing from, into and between the 20th and 21st centuries, including the calendar years 1999 and 2000, and leap year calculations), and that such information technology shall not malfunction, cease to function or provide invalid or incorrect results as a result of such date/time data.

         3.32 Assets Sufficient for Business. Immediately prior to the Closing, the Company shall own or have legal rights to use as currently used in its business, those assets, both tangible and intangible, which are necessary and sufficient to conduct such business as currently conducted.

         3.33 Expenses of the Shareholders and the Company. As of the date of this Agreement, the costs and expenses (legal, accounting or otherwise) incurred by the Shareholders and the Company in connection with the transactions contemplated by this Agreement do not exceed $135,000. The Shareholders and the Company have delivered to the Aperian Entities copies of all bills, statements and invoices, or summaries thereof, received by the Shareholders and/or the Company from third parties (including, without limitation, William A. Broussard, Esq., Flieller, Kruger & Skelton, L.L.P., and Cooper Graci and Company, P.C.) for all costs and expenses incurred by the Shareholders and the Company in connection with the transactions contemplated by this Agreement prior to the date of this Agreement.

         3.34 Investment. Each Shareholder is acquiring the MSI Common Stock from MSI pursuant hereto for such Shareholder's own account and not with a view to, or for offer or resale in connection with, any distribution thereof (within the meaning of Section 2(11) of the Securities Act), nor with any present intention of distributing or selling the same (other than pursuant to the provisions of the Registration Rights Agreement attached as Exhibit A hereto). No Shareholder has any present or contemplated agreement, undertaking, arrangement, obligation, indebtedness, or commitment providing for the disposition thereof (other than the Registration Rights Agreement attached as Exhibit A hereto).

         3.35 Sophisticated Investor Status. Except as set forth in Paragraph
3.35 of the Disclosure Schedule, each Shareholder is an "Accredited Investor", as such term is defined in Rule 501 promulgated under the Securities Act.

         3.36 Investment Risk. Each Shareholder acknowledges and agrees that the acquisition of MSI Common Stock from MSI pursuant to this Agreement carries a certain degree of risk and that he has taken full cognizance of and understands all of the risks related to an acquisition of MSI Common Stock.

         3.37 Legend. Each Shareholder understands, acknowledges, and agrees that a legend will be placed on any certificates evidencing the MSI Common Stock delivered hereunder in substantially the following form or to the following effect:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE. HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE STATE SECURITIES LAWS OF ANY STATE. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT UPON DELIVERY TO MSI HOLDINGS, INC., A UTAH CORPORATION (THE "COMPANY"), OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER AND/OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY THAT ANY SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND/OR APPLICABLE STATE SECURITIES LAWS, AND/OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

         3.38 Information. Each Shareholder has received from MSI copies of the MSI Filings. Each Shareholder has carefully read or reviewed and is familiar with the MSI Filings. Each Shareholder and such Shareholder's representatives all have had an opportunity to ask questions of persons acting on behalf of the Aperian Entities regarding MSI and the MSI Common Stock, and answers have been provided to all such questions to such Shareholder's complete satisfaction.

         3.39 Information Furnished. The Shareholders and the Company have made available to the Aperian Entities and their officers, attorneys, accountants and representatives true and correct copies of all agreements, documents and other items listed on the Disclosure Schedule and all books and records of the Company, and neither this Agreement, the Disclosure Schedule nor any information, agreements or document delivered to or made available to the Aperian Entities or their officers, attorneys, accountants or representatives pursuant to this Agreement contain any untrue statement of a material fact or omit any material fact necessary to make the statements herein or therein, as the case may be, not misleading.

                                   ARTICLE IV
      Covenants of the Company, the Shareholders and the Aperian Entities

         4.1 Inspection. From the date hereof to the Closing: (a) the Company and the Shareholders shall give to the Aperian Entities and their officers, attorneys, accountants and representatives free, full and complete access during reasonable business hours to all books, records, tax returns, files, correspondence, personnel, facilities and properties of the Company; provide the Aperian Entities and their officers, attorneys, accountants and representatives all information and material pertaining to the business and affairs of the Company as the Aperian Entities may deem necessary or appropriate; and use their reasonable efforts to afford the Aperian Entities and their officers, attorneys, accountants and representatives the opportunity to meet with the customers and suppliers of the Company to discuss the business, condition (financial or otherwise), operations and prospects of the Company; and (b) the Aperian Entities shall give to the Company and its officers, attorneys, accountants and representatives free, full and complete access during reasonable business hours to all books, records, tax returns, files, correspondence, personnel, facilities and properties of the Aperian Entities; provide the Company and its officers, attorneys, accountants and representatives all information and material pertaining to the business and affairs of the Aperian Entities as the Company may deem necessary or appropriate; and use their reasonable efforts to afford the Company and its officers, attorneys, accountants and representatives the opportunity to meet with the customers and suppliers of the Aperian Entities to discuss the business, condition (financial or otherwise), operations and prospects of the Aperian Entities. At the Closing, the Company shall deliver to the Aperian Entities the originals of all minute books and stock transfer records of the Company to the extent they exist. Any investigation by any party hereto or its respective officers, attorneys, accountants or representatives shall not in any manner affect the representations and warranties of the other parties contained herein.

         4.2 Compliance. From the date hereof to the Closing, (a) neither any Shareholder nor the Company shall take or fail to take any action which action or failure to take such action shall cause the representations and warranties made by the Shareholders and the Company herein to be untrue or incorrect as of the Closing, and (b) the Aperian Entities shall not take or fail to take any action which action or failure to take such action shall cause the representations and warranties made by the Aperian Entities herein to be untrue or incorrect as of the Closing.

         4.3 Satisfaction of All Conditions Precedent. From the date hereof to the Closing, (a) each Shareholder and the Company shall use reasonable efforts to cause all conditions precedent to the obligations of the Aperian Entities hereunder to be satisfied by the Closing, and (b) the Aperian Entities shall use reasonable efforts to cause all conditions precedent to the obligations of the Shareholders and the Company hereunder to be satisfied by the Closing.

         4.4 No Solicitation. From the date hereof to the Closing, neither the Company nor any Shareholder shall offer any of the Company Common Shares, the Company (or a material part of its assets in one transaction or a series of transactions), or any real estate owned or leased by the Company (the "Real Estate") for sale or lease or solicit offers to buy or lease the Company Common Shares, the Company (or a material part of its assets in one transaction or in a series of related transactions), or any of the Real Estate, or hold discussions with any party (other than the Aperian Entities) looking toward such an offer or solicitation or toward a merger, share exchange or consolidation of the Company with or into another entity or any similar transaction. From the date hereof to the Closing, the Shareholders shall not, and shall not allow the Company to, enter into any agreement with any party other than the Aperian Entities with respect to the sale, lease or other disposition of either the capital stock or the assets (including, without limitation, the Real Estate) of the Company or with respect to any merger, share exchange, consolidation or similar transaction involving the Company.

         4.5 Notice of Developments. From the date hereof to the Closing, (a) the Shareholders and the Company shall notify the Aperian Entities of any material problems or developments with respect to the business, operations or prospects of the Company which come to the knowledge of the Shareholders or the Company, and (b) the Aperian Entities shall notify the Shareholders and the Company of any material problems or developments with respect to the business, operations or prospects of the Aperian Entities which come to the knowledge of the Aperian Entities.

         4.6 Notice of Breach. From the date hereof to the Closing, (a) the Shareholders and the Company shall, immediately upon becoming aware thereof, give detailed written notice to the Aperian Entities of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to any Shareholder or the Company prior to the date of this Agreement, of any of their covenants, agreements, representations or warranties contained or referred to herein or in any document delivered in accordance with the terms hereof, and (b) the Aperian Entities shall, immediately upon becoming aware thereof, give detailed written notice to the Shareholders and the Company of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to the Aperian Entities prior to the date of this Agreement, of any of their covenants, agreements, representations or warranties contained or referred to herein or in any document delivered in accordance with the terms hereof.

         4.7 Notice of Litigation. From the date hereof to the Closing, immediately upon becoming aware thereof, (a) the Shareholders and the Company shall notify the Aperian Entities of (i) any suit, action or proceeding (including, without limitation, any Tax Action or any proceeding involving a labor dispute or grievance or union recognition) to which the Company becomes a party or which is threatened against the Company, (ii) any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereby, or (iii) any notice from any tribunal of its intention to institute an investigation into, or to institute a suit or proceeding to restrain or enjoin the consummation of, this Agreement or the transactions contemplated hereby or to nullify or render ineffective this Agreement or such transactions if consummated, and (b) the Aperian Entities shall notify the Shareholders and the Company of (i) any suit, action or proceeding (including, without limitation, any Tax Action or any proceeding involving a labor dispute or grievance or union recognition) to which the Aperian Entities or either of them becomes a party or which is threatened against the Aperian Entities or either of them, (ii) any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this

Agreement or the transactions contemplated hereby, or (iii) any notice from any tribunal of its intention to institute an investigation into, or to institute a suit or proceeding to restrain or enjoin the consummation of, this Agreement or the transactions contemplated hereby or to nullify or render ineffective this Agreement or such transactions if consummated.

         4.8 Continuation of Insurance Coverage. From the date hereof to the Closing, the Company shall keep (and the Shareholders shall cause the Company to keep) in full force and effect insurance coverage for the Company and its assets and operations comparable in amount and scope to the coverage now maintained covering the Company and its assets and operations.

         4.9 Maintenance of Credit Terms. From the date hereof to the Closing, the Company shall continue (and the Shareholders shall cause the Company to continue) to effect sales of its products and services only on the terms that have historically been offered by the Company or on such other terms as market conditions may dictate consistent with sound business practices.

         4.10 Updating Information. As of the Closing, the Shareholders and the Company shall update all information set forth in the Disclosure Schedule.

         4.11 Financial Statements. Until the Closing, as soon as available, and in any event within 30 days after the end of each calendar month after May 31, 2000, the Company shall furnish to the Aperian Entities a balance sheet as of the last day of such month, a statement of income, statement of shareholders' equity and statement of cash flow of the Company for such month, and a statement of income of the Company for such month, prepared in accordance with the generally accepted accounting principles applied in the preparation of the Audited Financial Statements (except for the absence of notes to such financial statements and subject to normal year-end adjustments and accruals required to be made in the ordinary course of business which are not materially adverse and are consistent with past practices). Such financial statements shall fairly present the financial position, results of operations and changes in financial position of the Company, and the results of operations of the Company, as of the indicated dates and for the indicated periods and shall be accompanied by a certificate from Michael W. Erwin certifying that such financial statements present fairly the financial position, results of operations and changes in financial position of the Company, and the results of operations of the Company, as of the indicated dates and for the indicated periods (except for the absence of notes to such monthly financial statements and subject to normal year-end adjustments and accruals required to be made in the ordinary course of business which are not materially adverse and are consistent with past practices).

         4.12 Interim Operations of the Company.

                  (a) From the date hereof to the Closing, the Company shall conduct (and the Shareholders shall cause the Company to conduct) its business only in the ordinary course consistent with past practices and the Company shall not, unless MSI gives its prior written approval (which it may deny in its reasonable discretion), (i) amend or otherwise change its articles of incorporation or by-laws, as each such document is in effect. on the date hereof, (ii) issue or sell, or authorize for issuance or sale, additional shares of any class of capital stock or issue, grant or enter into any subscription, option, warrant, right, convertible security or other agreement or commitment of any character obligating the Company to issue securities, (iii) declare, set aside, make or pay any dividend or other distribution with respect to its capital stock, (iv) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, (v) authorize any capital expenditure in excess of $5,000 (other than the capital expenditures described in Paragraph 3.8 of the Disclosure Schedule) or sell, pledge, dispose of or encumber, or agree to sell, pledge, dispose of or encumber, any assets of the Company, (vi) acquire (by merger, share exchange, consolidation or acquisition of stock or assets) any corporation, limited liability company, partnership or other business organization or division thereof or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, (vii) incur any indebtedness for borrowed money, issue any debt securities or enter into or modify any contract, agreement, commitment or arrangement with respect thereto, (viii) enter into, amend or terminate any employment or consulting agreement with any director, officer, consultant or key employee of the Company, enter into, amend or terminate any employment agreement with any other person otherwise than in the ordinary course of business or take any action with respect to the grant or payment of any severance or termination pay other than pursuant to policies or agreements of the Company in effect on the date hereof, (ix) enter into, extend or renew any lease for office or manufacturing space other than in the ordinary course of business, (x) except as required by law, adopt, amend or terminate any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any officer or employee of the Company or withdraw from any multi-employer plan so as to create any liability under Article IV of ERISA to any entity, (xi) grant any increase in compensation, or grant or make any bonus or other compensatory payments, to any director, officer, consultant or key employee of' the Company except in the ordinary course of business consistent with past practice, or (xii) grant any increase in compensation to any other employee of the Company except in the ordinary course of business consistent with past practice; and

                  (b) From the date hereof to the Closing, the Company shall use (and the Shareholders shall cause the Company to use) its reasonable efforts to preserve intact the business organization of the Company, to keep available in all material respects the services of its present officers, consultants and key employees, to preserve intact its banking relationships and credit facilities, to preserve intact its relationships with its customers, suppliers and distributors, to preserve the goodwill of those having business relationships with its, and to comply with all applicable laws.

         4.13 Call of Debt. At the option of the Aperian Entities, the Company shall give notice of prepayment or redemption to holders of indebtedness of the Company which the Aperian Entities desire to be prepaid or redeemed on or before the Closing Date. If the Aperian Entities exercise such option, the Aperian Entities shall cause sufficient funds for such prepayments or redemptions (including any applicable prepayment penalties with respect thereto) to be supplied to the Company at the time for such prepayments or redemptions.

         4.14 Shareholders' Meeting. The Company shall (and the Shareholders shall cause the Company to) call a special meeting of its shareholders to be held as promptly as practicable after the date hereof for the purpose of voting upon this Agreement and the Merger or the Shareholders shall cause a consent to be executed in lieu of such meeting in accordance with applicable law. Subject to the fiduciary duties of its Board of Directors, the Company shall, through its Board of Directors, recommend to its shareholders approval of this Agreement and the Merger and not rescind such recommendation, and the Company shall use its reasonable efforts to obtain approval and adoption of this Agreement and the Merger by its shareholders. Each Shareholder hereby agrees to vote for the approval and adoption of this Agreement and the Merger. MSI, as the sole shareholder of Aperian Acquisition, has approved this Agreement and the Merger by written consent in accordance with applicable law.

         4.15 Ancillary Agreements. Each Shareholder who is a Key Employee agrees to execute and enter into the Lock-Up Agreement at and as of the Closing. Michael W. Erwin agrees to execute and enter into the Nonsolicitation Agreement (as hereinafter defined) at and as of the Closing.

         4.16 Resignations of Directors and Officers. The Company and the Shareholders shall cause all directors and officers of the Company to deliver their written resignations to MSI, which resignations shall be effective at the Closing and shall be in form and substance satisfactory to MSI. Each such resignation shall state that the Company is not in any way indebted or obligated to the resigning party for termination pay, loans, advances, or otherwise except for accrued salary. Notwithstanding the foregoing, it is understood and agreed that Michael W. Erwin shall remain the president of the Surviving Corporation for at least ninety (90) days after the Closing Date in order to effect a smooth and orderly transition.

         4.17 Confidential Information. The Aperian Entities shall exert reasonable efforts to preserve and maintain all proprietary information and trade secrets of the Company received or confirmed in documentary form by the Aperian Entities from the Shareholders and the Company and shall not disclose to any third person or use any such proprietary information or trade secret for any advantage, except that MSI shall be free to use and disclose all or any of such proprietary information and trade secrets which (a) were already in MSI's possession at the time of disclosure to MSI; (b) are a matter of public knowledge; (c) have been or are hereafter published other than through MSI; or
(d) are lawfully obtained by MSI from a third person without restrictions of confidentiality. The covenants of MSI contained in this Section 4.17 shall terminate at the Closing.

         4.18 Listing of Common Stock. MSI shall use its commercially reasonable best efforts to maintain the listing of the MSI Common Stock on each national securities exchange or automated quotation system, if any, upon which shares of MSI Common Stock are listed, including without limitation the NASDAQ National Market System.

         4.19 OuterNet Guarantors. Following the Closing, MSI shall use its commercially reasonable efforts, to have Michael W. Erwin and Charles H. Scott, Jr. released from personal guarantees on various leases, loans and other credit facilities (the "Guarantees") that have been given by such individuals in conjunction with their respective interests in the Company, including by way of example and without limitation providing additional collateral or substituting MSI as a guarantor but only with respect to those Guarantees listed in Paragraph 4.19 of the Disclosure Schedule.


                                    ARTICLE V
                             Conditions to Closing

         5.1 Conditions to Obligations of the Aperian Entities to Effect the Merger. The obligations of the Aperian Entities to effect the Merger are subject to the fulfillment of each of the following conditions:

                  (a) The representations and warranties of the Shareholders and the Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; the Shareholders and the Company shall have performed and complied with all agreements required by this Agreement to be performed or complied with by the Shareholders and the Company at or prior to the Closing Date; and the Aperian Entities shall have received a certificate, dated as of the Closing Date, signed by the Shareholders and the President of the Company to the foregoing effects;

                  (b) No action or proceeding shall have been instituted or threatened for the purpose or with the probable or reasonably likely effect of enjoining or preventing the consummation of this Agreement or seeking damages on account thereof,

                  (c) The Aperian Entities shall have received an opinion of William A. Broussard, Esq., counsel for the Company and the Shareholders, dated as of the Closing Date, in the form attached hereto as Exhibit B;

                  (d) Prior to the Closing, there shall not have occurred any material casualty or damage (whether or not insured) to any facility, property or equipment owned or used by the Company; there shall have been no material adverse change in the financial condition, business, properties or operations of the Company since May 31, 2000; and the business of the Company shall have been conducted only in the ordinary course consistent with past practices;

                  (e) The Aperian Entities shall have received the minute books and stock transfer records contemplated by Section 4.1 hereof;

                  (f) All consents and approvals required in connection with the execution, delivery and performance of this Agreement shall have been obtained;

                  (g) All necessary action (corporate or otherwise) shall have been taken by the Shareholders and the Company to authorize, approve and adopt this Agreement and the consummation and performance of the transactions contemplated hereby and the Aperian

         Entities shall have received a certificate, dated as of the Closing Date, of the President of the Company to the foregoing effect;

                  (h) The Aperian Entities shall have received the certificates representing no less than a eighty-five percent (85%) of the outstanding Company Common Shares, delivered for cancellation;

                  (i) The shareholders of the Company shall have, in accordance with applicable law and the articles of incorporation and by-laws of the Company, approved the Merger;

                  (j) Each of the Key Employees shall have entered into the Lock-Up Agreement with MSI in the form of Exhibit C attached hereto (the "Lock-Up Agreement"), and Michael W. Erwin shall have entered into the Nonsolicitation Agreement with MSI in the form of Exhibit E attached hereto (the "Nonsolicitation Agreement");

                  (k) The Articles of Merger shall have been executed by the Company and shall have been filed with and accepted by the Secretary of State of Texas;

                  (l) MSI shall have received the resignations contemplated by
         Section 4.16 hereof;

                  (m) The shareholders of the Company and MSI shall have entered into a Registration Rights Agreement (herein so called) substantially in the form of Exhibit A providing that MSI shall prepare and file with the SEC a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 (or any appropriate similar rule that may be adopted by the SEC) under the Securities Act covering the MSI Common Stock issued to the shareholders of the Company pursuant to this Agreement; and

                  (n) The Shareholders and the Company shall have delivered such good standing certificates, officers' certificates and similar documents and certificates as counsel for the Aperian Entities shall have reasonably requested prior to the Closing Date.

The decision of the Aperian Entities to effect the Merger without the satisfaction of any of the preceding conditions shall not constitute a waiver of any of the Shareholders' and/or the Company's representations, warranties, covenants or indemnities herein.

         5.2 Conditions to Obligations of the Shareholders and the Company to Effect the Merger. The respective obligations of the Shareholders and the Company to effect the Merger are subject to the fulfillment of the following conditions:

                  (a) The Aperian Entities' representations and warranties contained in this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made as of the Closing Date; all agreements to be performed hereunder by the Aperian Entities at or prior to the Closing Date shall have been performed; and the Shareholders and the Company shall have received a certificate, dated as of the Closing Date, signed by the President or Vice President of each of the Aperian Entities to the foregoing effects;

                  (b) The Shareholders shall have received an opinion of Kane, Russell, Coleman & Logan, P.C., counsel to the Aperian Entities, dated as of the Closing Date, in the form attached hereto as Exhibit D;

                  (c) No action or proceeding shall have been instituted or threatened for the purpose or with the probable or reasonably likely effect of enjoining or preventing the consummation of this Agreement or seeking damages on account thereof;

                  (d) All consents and approvals required in connection with the execution, delivery and performance of this Agreement shall have been obtained (provided that each Shareholder and the Company shall have complied in all respects with Section 4.3 hereof);

                  (e) The Articles of Merger shall have been executed by Aperian Acquisition and shall have been filed with and accepted by the Secretary of State of Texas;

                  (f) MSI shall have executed the Registration Rights Agreement; and

                  (g) The Aperian Entities shall have delivered to the Shareholders such officers' certificates and similar documents and certificates as counsel for the Company shall have reasonably requested prior to the Closing Date.


                                   ARTICLE VI
                                  Termination

         6.1 Bases for Termination. This Agreement may be terminated prior to the Effective Time by:

                  (a) the mutual consent of MSI and the Company;

                  (b) either MSI or the Company if the Merger shall not have been consummated by August 18, 2000 (provided that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date);

                  (c) either MSI or the Company if a court of competent jurisdiction or other governmental entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

                  (d) The Company, if (i) the Company's Board of Directors receives a Superior Proposal (hereinafter defined), (ii) the Company's Board of Directors determines in good faith that the failure to accept such Superior Proposal would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law, (iii) the Company has provided MSI with at least one business day's written notice of such Superior Proposal, including a written summary thereof in reasonable detail (including the identity of the offeror and the terms of the Superior Proposal) and of the determination of the Company's Board of Directors, and (iv) contemporaneously with giving the notice specified in subsection (d)(iii) immediately above, the Company pays MSI a fee equal to $100,000 in cash by wire transfer of immediately available funds to an account designated by MSI; or

                  (e) MSI or the Company, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 5.1 (in the case of termination by MSI), or in Section 5.2 (in the case of termination by the Company) not to be satisfied, and (ii) shall not have been cured within five business days following receipt by the breaching party of written notice of such breach from the other party.

For purposes of this Agreement, "Superior Proposal" means a Company Acquisition Proposal that the Company's Board of Directors believes in good faith would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the transaction contemplated by this Agreement. As used in this Agreement, "Company Acquisition Proposal" means any proposal or offer, other than a proposal or offer by MSI or any of its affiliates, for, or that could be reasonably expected to lead to, a tender or exchange offer, a merger, consolidation or other business combination involving the Company, or any proposal to acquire in any manner a substantial equity interest in, or any substantial portion of the assets of, the Company.

         6.2 Effect of Termination.

                  (a) In the event of termination of this Agreement by any party hereto as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except (i) with respect to this Section 6.2 and Sections 8.3 and 8.5, and (ii) to the extent that such termination results from the willful breach by a party hereto of any of its representations or warranties or of any of its covenants or agreements contained in this Agreement.

                   (b) The parties acknowledge and agree that the actual damages that MSI might sustain upon termination of this Agreement under the circumstances heretofore set forth in Section 6.1(d) would be difficult, if not impossible, to ascertain, and that the payment of the$100,000 fee to MSI pursuant to Section 6.1(d) would be reasonable compensation in the event of such termination or circumstances, as the case may be, and shall constitute liquidated damages for purposes of this Agreement and MSI's sole remedy for money damages for such termination or in such event.


                                   ARTICLE VII
                                Indemnification

         7.1 Indemnification.

                  (a) The Shareholders (and, if the Merger is not consummated, the Company), severally and only to the extent of their respective pro rata interest in and to the Company as of the effective date of this Agreement, agree to indemnify and hold harmless the Aperian Entities (and, following the Merger, the Surviving Corporation) and each officer, director, employee and affiliate of the Aperian Entities and the Surviving Corporation (collectively, the "Aperian Indemnified Parties") from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) (collectively, "Indemnifiable Costs") which any of the Aperian Indemnified Parties may sustain arising out of: (i) subject to the limitations contained in Section 7.2, any breach of any representation or warranty of the Shareholders or the Company contained in this Agreement (including the Disclosure Schedule) or any other agreement or document executed in connection herewith; and (ii) any breach of any covenant or agreement of the Shareholders or the Company contained in this Agreement (including the Disclosure Schedule) or any other agreement or document executed in connection herewith.

                  (b) The Aperian Entities jointly and severally agree to indemnify and hold harmless the Shareholders (and, if the Merger is not consummated, the Company) and each officer, director, employee and affiliate of the Shareholders and the Company (collectively, the "Shareholder Indemnified Parties" and together with the Aperian Indemnified Parties, the "Indemnified Parties") from and against any and all Indemnifiable Costs which any of the Shareholder Indemnified Parties may sustain arising out of: (i) subject to the limitations contained in Section 7.2, any breach of any representation or warranty of the Aperian Entities contained in this Agreement or any other agreement or document executed in connection herewith; and (ii) any breach of any covenant or agreement of the Aperian Entities contained in this Agreement or any other agreement or document executed in connection herewith.

         7.2 Limitations on Indemnification. The indemnification obligations of the Aperian Entities, the Shareholders and the Company under this Article VII shall be subject to the following limitations:

                  (a) the Aperian Indemnified Parties shall make no claims against any Indemnifying Party (as defined in Section 7.3) for indemnification under Section 7.1(a)(i) hereof unless and until the aggregate amount of such claims against all of the Indemnifying Parties exceeds $50,000 (the "Deductible"), whereupon the Aperian

         Indemnified Parties may claim indemnification for the amounts of such claims, or any portion thereof, exceeding the Deductible; and the Shareholders shall not be obligated to pay an aggregate amount in respect of indemnification under Section 7.1(a)(i) in excess of an amount equal to $10,000,000 (the "Cap"); provided, however, that neither the Deductible nor the Cap shall apply to claims based upon the inaccuracy of the representations or warranties set forth in Sections 3.1, 3.2, 3.3, the last sentence of Section 3.9; provided, further, that with respect to any claims based upon the inaccuracy of the representations or warranties set forth in Section 3.17, the amount of the Deductible applicable with respect to such claims shall be increased by $25,000, which shall be added to the amount of the Deductible provided for above before any claim may be made against the Indemnifying Parties;

                  (b) except with respect to (i) claims based upon the inaccuracy of the representations or warranties set forth in Sections 2.4, 3.1, 3.2 and 3.3, which shall survive forever, (ii) claims based upon the inaccuracy of the representations or warranties set forth in the last sentence of Section 3.9, and Section 3.17 hereof, which shall be subject to statutes of limitation as provided by law, and (iii) claims that are made by an Indemnified Party within three years after the Closing Date, but which are not resolved by that date, an Indemnified Party shall make no claims against any Indemnifying Party for indemnification under Section 7.1(a)(i) or 7.1(b)(i) hereof after the third anniversary of the Closing Date;

                  (c) no Shareholder shall be entitled to look to the Surviving Corporation for contribution relating to any of such Shareholder's obligations under this Article VII; and

                  (d) no Shareholder shall have any liability pursuant to this
         Article VII with respect to any liability of the Company or the Aperian Entities that may result from a denial or disallowance of the tax-free exchange aspect of the Merger, as contemplated hereby, unless any such denial or disallowance resulted from the action or inaction of such Shareholder.

         7.3 Defense of Third-Party Claims. An Indemnified Party shall give prompt written notice to each party hereto who or which is obligated to provide indemnification hereunder (for purposes of this Article VII, an "Indemnifying Party") with a copy of such written notice of the commencement or assertion of any action, proceeding, demand or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify the Indemnifying Parties shall not relieve the Indemnifying Parties from any liability that they may have to the Indemnified Party under this Article VII unless the failure to give such notice materially and adversely prejudices the Indemnifying Parties. The Indemnifying Parties shall have the right to assume control of the defense of, settle or otherwise dispose of such third-party action on such terms as they deem appropriate; provided, however, that:

                  (a) The Indemnified Party shall be entitled, at its, his or her own expense, to participate in the defense of such third-party action; provided, however, that the Indemnifying Parties shall, if the Indemnified Party is otherwise entitled to indemnification hereunder, pay the attorneys' fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such third-party action, such writing specifying that the Indemnifying Party is to pay such expenses, (ii) the Indemnifying Parties shall not have employed reasonably satisfactory counsel to have charge of such third-party action, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to it, him or her which are different from or additional to those available to the Indemnifying Parties, or (iv) the Indemnifying Party's counsel shall have advised the Indemnified Party in writing with a copy to the Indemnifying Parties, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel or the Indemnified Party shall have delivered to the Indemnifying Parties an opinion of the applicable bar association stating that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel;

                  (b) The Indemnifying Parties shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the reasonable opinion of the Indemnified Party, such settlement, compromise, admission or acknowledgment could have a material adverse effect on its business or, in the case of an Indemnified Party who is a natural person, on his or her assets or interests;

                  (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of the specific matter which is being settled or upon which judgment is to be entered unless agreed to in writing by the applicable Indemnified Party; and

                  (d) No Indemnifying Party shall be entitled to control (but shall be entitled to participate at his, her or its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission or acknowledgment of any third-party action (i) as to which such Indemnifying Party fails to assume the defense within a reasonable length of time, or (ii) to the extent the third-party action seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission or acknowledgment which would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article VII and, in connection therewith, shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested.

         7.4 Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 7.3 hereof because no third-party action is involved, the Indemnified Party shall notify each Indemnifying Party of any Indemnifiable Costs which he, she or it claims are subject to indemnification hereunder. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Parties with respect to such claim.

         7.5 Tax Audits. In the event of an audit of a Return of the Company with respect to which an Indemnified Party might be entitled to indemnification pursuant to Section 7.1 hereof, the Surviving Corporation shall have the right to control the defense and conduct of any and all such audits which may result in the assessment of additional Taxes against the Surviving Corporation and any and all subsequent proceedings in connection therewith, including appeals. All decisions whether to contest any such audit or the results thereof shall be made by the Surviving Corporation in good faith and without regard to its rights to indemnification hereunder. The Surviving Corporation shall consult Cooper Graci and Company, P.C. prior to contesting any and all such audits. Notwithstanding any other provision contained in this Agreement, the Indemnifying Parties shall not have any liability under Section 7.1 hereof for any costs or expenses incurred by the Surviving Corporation in defending, contesting or otherwise conducting any such audit or any subsequent proceeding in connection therewith (including, without limitation, fees, charges or expenses of attorneys or accountants or court costs), unless any Taxes, penalties, interest or other similar charges result from such audit or subsequent proceeding, in which case all such costs and expenses which do not, in the aggregate, exceed 50% of all such Taxes, penalties, interest and other similar charges, and all such Taxes, penalties, interest and other similar charges, shall be Indemnifiable Costs for purposes of this Agreement. The Indemnifying Parties shall cooperate fully in all matters relating to any such audit or other Tax proceeding and shall execute and file any and all consents, powers of attorney and other documents as shall be reasonably necessary in connection therewith.

         7.6 Sole and Exclusive Remedy. The indemnification obligations of the Shareholders and the Aperian Entities under this Article VII shall constitute the sole and exclusive remedies of MSI and the Shareholders, respectively, for the recovery of money damages with respect to the matters described in Sections 7.1(a) and 7.1(b), respectively.


                                  ARTICLE VIII
                                 Miscellaneous

         8.1 Collateral Agreements, Amendments and Waivers. This Agreement (together with the documents delivered pursuant hereto) supersedes all prior documents, understandings and agreements, oral or written, relating to this transaction (including, without limitation, that certain Letter of Intent, dated March 27, 2000, between MSI, the Company and Michael W. Erwin) and constitutes the entire understanding among the parties with respect to the subject matter hereof. Any modification or amendment to, or waiver of, any provision of this Agreement (or any document delivered pursuant to this Agreement unless otherwise expressly provided therein) may be made only by an instrument in writing executed by the party against whom enforcement thereof is sought. Notwithstanding the foregoing, this Agreement may be amended prior to the Closing but not thereafter in any respect by written agreement of the Aperian Entities and the Company, and no such amendment of any nature shall require the consent (written or oral) of any Shareholder to be effective against, and binding upon, such Shareholder. Each Shareholder consents to the foregoing provisions of this Section 8.1 and acknowledges and agrees that he or she is aware of and understands the implications thereof.

         8.2 Successors and Assigns. Neither MSI's, Aperian Acquisition's, the Company's nor any Shareholder's rights or obligations under this Agreement may be assigned (except that either or both of the Aperian Entities may assign its or their rights and obligations to any affiliate (as defined in Rule 144 promulgated under the Securities Act) thereof without the consent of the Company or any Shareholder). Any assignment in violation of the foregoing shall be null and void. Subject to the preceding sentences of this Section 8.2, the provisions of this Agreement (and, unless otherwise expressly provided therein, of any document delivered pursuant to this Agreement) shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

         8.3 Expenses. Each party hereto shall bear its own costs and expenses (including legal and accounting fees) incurred in connection with the negotiation of this Agreement and the transactions contemplated hereby.

         8.4 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

         8.5 Information and Confidentiality. Each party hereto agrees that such party shall hold in strict confidence all information and documents received from any other party hereto and if the Closing does not occur each such party shall return to the other parties hereto all such documents then in such receiving party's possession without retaining copies; provided, however, that each party's obligations under this Section 8.5 shall not apply to (a) any information or document required to be disclosed by law, or (b) any information or document in the public domain other than because of the wrongful actions of the disclosing party. In addition, each Shareholder acknowledges that he or it is aware that the United States securities laws restrict persons with material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Accordingly, each Shareholder agrees not to buy or sell MSI Common Stock or any rights or options to buy or sell MSI Common Stock while in possession of any non-public information of MSI, or communicate any such non-public information to any other person.

         8.6 Waiver. No failure or delay on the part of any party in exercising any right, power or privilege hereunder or under any of the documents delivered in connection with this Agreement shall operate as a waiver of such right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege preclude any other or future exercise thereof or the exercise of any other right, power or privilege.

         8.7 Notices. Any notices required or permitted to be given under this Agreement (and, unless otherwise expressly provided therein, under any document delivered pursuant to this Agreement) shall be given in writing and shall be deemed received (a) when personally delivered to the relevant party at its address as set forth below, (b) if sent by mail, on the third day following the date when deposited in the United States mail, certified or registered mail, postage prepaid, or (c) if sent by facsimile transmission, when confirmation of receipt has been received, to the relevant party at its address indicated below:

             The Aperian Entities:  MSI Holdings, Inc.
                                    Aperian Acquisition Corporation
                                    1121 East 7th Street
                                    Austin, Texas 78702
                                    Attn: Russell Birk
                                          Douglas Banister
                                          Peter Lorenzen, Esq.
                                    Fax:  (512) 473-2371

             With a copy to:        Kane, Russell, Coleman & Logan, P.C.
                                    3700 Thanksgiving Tower
                                    1601 Elm Street
                                    Dallas, Texas 75201
                                    Attn: Kenneth W. Biermacher, Esq.
                                          Warren W. Garden, Esq.
                                    Fax:  (214) 777-4299

             The Company:           OuterNet Connection Strategies, Incorporated
                                    8213A Shoal Creek Boulevard
                                    Suite 200
                                    Austin, Texas 78757
                                    Attn: Michael W. Erwin
                                    Fax:  (512) 206-0345

             With a copy to:        William A. Broussard, Esq.
                                    P.O. Box 162926
                                    Austin, Texas 78716-2926
                                    Fax:  (512) 263-7797

The Shareholders prior to Closing:  c/o Mr. Michael W. Erwin
                                    c/o OuterNet Connection Strategies,
                                    Incorporated
                                    8213A Shoal Creek Boulevard
                                    Suite 200
                                    Austin, Texas 78757
                                    Fax: (512) 206-0345


Each party may change its address for purposes of this Section 8.7 by proper notice to the other parties. The Shareholders hereby acknowledge and agree that, in giving notice to any or all of the Shareholders prior to Closing, the Aperian Entities shall deliver one copy of such notice to Michael W. Erwin (who shall be responsible for delivering copies of such notice to the other Shareholders). In giving notice to any or all of the Shareholders after Closing, the Aperian Entities shall deliver one copy of such notice to each of the Shareholders at the address for such Shareholder set forth in Paragraph 3.1 of the Disclosure Schedule.

         8.8 Survival of Representations and Warranties. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, all representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby (except those set forth in Sections 2.4, 3.1, 3.2, 3.3, the last sentence of 3.9, and 3.17) shall expire on the third anniversary of the Closing Date. The representations and warranties set forth in Sections 2.4, 3.1, 3.2 and 3.3 shall survive forever, and the representations and warranties set forth in the last sentence of Section 3.9 and in Section 3.17 shall survive for the applicable statute of limitations.

         8.9 Public Announcement. All press releases and other public announcements concerning this Agreement and the transactions contemplated hereby must be approved by the Aperian Entities and the Company prior to publication.

         8.10 Waiver of Certain Rights. Each Shareholder hereby waives (a) any rights of first refusal, preemptive rights or other rights of any nature whatsoever which the Company or such Shareholder may have to purchase any of the Company Common Shares or other capital stock or equity securities of any nature of the Company and (b) all dissenters' rights under the TBCA. Furthermore, each Shareholder agrees that, upon the consummation of the transactions contemplated hereby, any and all rights of such Shareholder with respect to the payment of dividends (whether or not previously earned, accrued or declared), preferential payments or distributions of the Company's assets upon the liquidation, dissolution or merger of the Company or otherwise, or any other right of any nature whatsoever to receive any monies or assets of the Company as a result of such Shareholder's ownership of Company Common Shares, shall terminate and each Shareholder hereby waives any and all such rights. Furthermore, each Shareholder agrees that, immediately prior to the Merger, each voting, stock transfer restriction and buy-sell agreement to which he or she is a party and which relates to any Company Common Shares shall be terminated and be of no further force or effect.

         8.11 Further Assurances. At, and from time to time after, the Closing, at the request of the Aperian Entities or the Surviving Corporation, as the case may be, but without further consideration, each Shareholder shall execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other action as MSI or the Surviving Corporation, as the case may be, may reasonably request in order more effectively to consummate the transactions contemplated hereby.

         8.12 No Third-Party Beneficiaries. Other than the Indemnified Parties not a party hereto, no person or entity not a party to this Agreement shall be deemed to be a third-party beneficiary hereunder or entitled to any rights hereunder.

         8.13 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

                  [Remainder of Page Intentionally Left Blank]

                      [Signature Page to Merger Agreement]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in one or more counterparts (all of which shall constitute one and the same agreement) as of the day and year first above written.

MSI HOLDINGS, INC.



By:      Robert J. Gibbs
    --------------------------------
Name:    Robert J. Gibbs
Title:   President



APERIAN ACQUISITION CORPORATION



By:      Robert J. Gibbs
    --------------------------------
Name:    Robert J. Gibbs
Title:   President



OUTERNET CONNECTION STRATEGIES,
   INCORPORATED



By:      Michael W. Erwin
    --------------------------------
         Michael W. Erwin, President


THE "SHAREHOLDERS":



         Michael W. Erwin                            James R. Wilson
    --------------------------------            --------------------------------
         MICHAEL W. ERWIN                            JAMES R. WILSON


         Charles H. Scott, Jr.              TOMORROW'S TECHNOLOGIES
    --------------------------------        INVESTMENT TRUST, ROBERT ELFONT,
         CHARLES H. SCOTT, JR.              TRUSTEE


         Robert P. Wolfe
    --------------------------------        By:      Robert Elfont
         ROBERT P. WOLFE                        --------------------------------
                                                     Robert Elfont, Trustee

         Sebastian D. Hassinger
    --------------------------------        BORROWED TIME, INC.
         SEBASTIAN D. HASSINGER


         Tracy S. Cogdill                   By:      Daniel S. Camper
    --------------------------------            --------------------------------
         TRACY S. COGDILL                            Daniel S. Camper, President

                                    EXHIBIT A

                          REGISTRATION RIGHTS AGREEMENT


         Registration Rights Agreement (this "Agreement") is entered into as of __________, 2000, by and among MSI Holdings, Inc., a Utah corporation (the "Company"), and the Sellers named on the signature pages hereto (the "Sellers").

                                    RECITALS:

         A. The Company, Aperian Acquisition Corporation, a Texas corporation and wholly owned subsidiary of the Company ("Aperian Acquisition"), OuterNet Connection Strategies, Incorporated, a Texas corporation ("OuterNet"), and certain of the Sellers are parties to that certain Merger Agreement dated July ___, 2000 (the "Merger Agreement"), pursuant to which Aperian Acquisition will be merged with and into OuterNet (the "Merger").

         B. Pursuant to the terms of the Merger Agreement, the consideration that the Sellers are to receive in the Merger is in the form of shares of the Company's common stock, par value $0.10 per share ("Common Stock").

         C. Pursuant to the terms of the Merger Agreement, the Company has agreed to register the shares of Common Stock received by the Sellers thereunder pursuant to the terms and conditions set forth herein.

                                   AGREEMENTS:

         NOW, THEREFORE, for valuable consideration received and to be received pursuant to this Agreement and the Merger Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Definitions. As used herein, the following terms shall have the meanings indicated.

                  "Commission" means the Securities and Exchange Commission.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Seller" shall mean each of the holders of record of shares of common stock of OuterNet immediately prior to the Merger or any holder of such shares who may obtain beneficial interest in and to such shares following the Merger.

                  "Value" shall mean the value of Merger Shares to be received by a Seller at the Closing under the terms of the Merger Agreement, which shall be equivalent to the closing price


REGISTRATION RIGHTS AGREEMENT -- PAGE                                          1
of the Common Stock on the Nasdaq National Market System on the last trading day immediately prior to the Closing Date.

         Other terms used in this Agreement shall have the definitions for such terms set forth in the Merger Agreement unless otherwise defined herein.

         1. Registration of Merger Shares. The Company shall, as soon as practicable, but in no event later than the thirtieth (30th) calendar day following the effective date of approval of the Merger by OuterNet's shareholders, prepare and file with the Commission a registration statement on Form S-3 (or if Form S-3 or a successor form is not then available to the Company, on such form of registration statement as is then available to effect a registration of the Merger Shares) (the "Registration Statement") to register all of the Merger Shares ("Registrable Securities") held by the Sellers for resale by the Sellers in non-underwritten, market transactions, and shall use its best efforts to cause the Registration Statement to become effective as soon as practicable thereafter. In the event that, unless due to circumstances or causes beyond the reasonable control of the Company, the Registration Statement has not become effective on or before the one hundred fiftieth (150th) calendar day following the effective date approval of the Merger by OuterNet's shareholders, the Company will pay to each Seller, upon demand therefor, an amount equal to one percent (1%) of the Value of the Merger Shares received by such Seller for each full period, if any, of five (5) business days thereafter before the Registration Statement becomes effective; provided, however, that the maximum amount payable by the Company pursuant to this sentence is an amount equal to five percent (5%) of the Value of the Merger Shares received by each Seller in the Merger. The Company shall, within three business days before filing such Registration Statement, provide a draft to each Seller and any counsel designated in writing by such Seller for review and comment.

         2. Continuation of Registration. The Company shall promptly prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective until such date when either all of the Registrable Securities have been sold by the Sellers pursuant thereto or, by reason of Rule 144(k) under the Securities Act or any other rule of similar effect, the Registrable Securities are no longer required to be registered for the resale thereof by the Sellers in ordinary market transactions without imposition of any volume limitations (the "Registration Period"). The Company shall promptly furnish to each Seller and its agent such number of copies of prospectuses and preliminary prospectuses in conformity with the requirements of the Securities Act as such Seller or its agent may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Registrable Securities by such Seller.

         3. Blue Sky Clearance. The Company shall promptly file documents required of the Company for any required blue sky clearance for the Registrable Securities in such states specified in writing by each Seller; provided, however, that the Company shall not be required to (i) qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented, (ii) subject itself to general taxation in any such jurisdiction, (iii) provide any undertakings that cause the Company undue burden or expense or (iv) make any change in its charter or bylaws.


REGISTRATION RIGHTS AGREEMENT -- PAGE                                          2

         4. Stop Orders. The Company shall promptly inform each Seller when any stop order has been issued with respect to the Registration Statement and use its best efforts to promptly cause such stop order to be withdrawn.

         5. Prospectus Requirements. The Company shall notify each Seller whose shares are registered on a Registration Statement at any time when a prospectus relating to any Registrable Securities covered by such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and promptly file such amendments and supplements as may be necessary so that, as thereafter delivered to such Sellers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and use its best efforts to cause each such amendment and supplement to become effective.

         6. Registration Expenses. The Company shall bear all expenses in connection with the procedures in Sections 1 through 6 of this Agreement and the registration of the Registrable Securities pursuant to the Registration Statement, other than (i) fees and expenses, if any, of counsel or other advisers to the Sellers or any of them, (ii) any expenses relating to the sale of the Registrable Securities by the Sellers or any of them, or (iii) broker's commissions and discounts or fees of any nature relating to such sales.

         7. Piggyback Registration.

                  (a) Subject to the provisions of this Agreement, if the Company proposes to file a registration statement under the Securities Act, including a Registration Statement pursuant to Section 1, with respect to an underwritten offering of any equity securities by the Company for its own account or for the account of any of its equity holders (other than a registration statement on Form S-4 or S-8 or any substitute form that may be adopted by the Commission or any registration statement filed in connection with an exchange offer or offering of securities solely to the Company's existing security holders), then the Company shall give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable (but in no event less than 15 days before the anticipated initial filing date of such registration statement), and such notice shall offer such holders the opportunity to register such number of Registrable Securities as each such holder may request (a "Piggyback Registration"). Subject to Subsection 7(b) hereof, the Company shall include in each such Piggyback Registration all Registrable Securities requested to be included in the registration for such offering; provided, however, that the Company may at any time withdraw or cease proceeding with such registration. Each holder of Registrable Securities shall be permitted to withdraw all or part of such holder's Registrable Securities from a Piggyback Registration at any time prior to the effective date thereof.


REGISTRATION RIGHTS AGREEMENT -- PAGE                                          3

                  (b) The Company shall use all commercially reasonable efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in the registration statement for such offering under Subsection 7(a) ("Piggyback Securities"), to be included on the same terms and conditions as any similar securities included therein. Notwithstanding the foregoing, the Company shall not be required to include any holder's Piggyback Securities in such offering unless such holder accepts the terms of the underwriting agreement between the Company and the managing underwriter or underwriters and otherwise complies with the provisions of Section 13 below. In all other offerings that are underwritten, if the managing underwriter or underwriters of such proposed underwritten offering advise the Company in writing that in their opinion the total amount of securities, including Piggyback Securities, to be included in such offering is sufficiently large to cause a material adverse effect to the price or success of the offering (a "Registration Material Adverse Effect"), then in such event the securities to be included in such offering shall be allocated first to the Company, second, to the selling equity holders originally demanding such registration pursuant to registration rights that they acquired prior to the Closing, and then, to the extent that any additional securities can, in the opinion of such managing underwriter or underwriters, be sold without any such Registration Material Adverse Effect, pro rata among the holders of Piggyback Securities and other selling equity holders holding piggyback registration rights that they acquired prior to the Closing, on the basis of the number of outstanding shares of Common Stock requested to be included in such registration by each such holder.

         8. Transfer of Registrable Securities. Each Seller agrees that it will not effect any disposition of Registrable Securities except as contemplated in the Registration Statement or as otherwise in compliance with applicable securities laws, and that it will promptly notify the Company of any material changes in the information set forth in the Registration Statement regarding the Seller or its plan of distribution. Without limitation, each Seller understands that (i) it may not use Registrable Securities to cover a short position in shares of the Company's Common Stock created prior to the effective date of the Registration Statement, and (ii) it must deliver a prospectus in connection with any short sale of the Registrable Securities unless it is exempt from such requirement.

         9. Indemnification. For the purpose of this Section 9:

                  (a) the term "Selling Stockholder" shall include the Seller, its officers, directors, agent and/or trustees and any affiliate or controlling person of such Seller or any permitted assign hereunder;

                  (b) the term "Registration Statement" shall include any final prospectus, exhibit, supplement or amendment included in or relating to the Registration Statement referred to in Sections 1 or 2; and

                  (c) the term "untrue statement" shall include any untrue statement or alleged untrue statement, or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.


REGISTRATION RIGHTS AGREEMENT -- PAGE                                          4

         The Company agrees to indemnify and hold harmless each Selling Stockholder from and against any losses, claims, damages or liabilities to which such Selling Stockholder may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any breach of the representations set forth in the Merger Agreement by the Company, or any untrue statement of a material fact contained in the Registration Statement, or arise out of any failure by the Company to fulfill any agreement, covenant or undertaking contained in this Agreement or the Merger Agreement and the Company will reimburse such Selling Stockholder for any reasonable legal or other documented expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, (i) an untrue statement made in the Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Selling Stockholder specifically for use in the Registration Statement (which shall be deemed to include in the Registration Statement Questionnaire (as hereinafter defined) and the information set forth in the plan of distribution section of the prospectus), (ii) the failure of such Selling Stockholder to comply with the covenants and agreements contained herein respecting transfer or sale of Registrable Securities, or (iii) any statement or omission in any prospectus of which such Selling Stockholder is notified or that is corrected in any subsequent prospectus that was delivered to such Selling Stockholder sufficiently prior to the pertinent sale or sales by such Selling Stockholder. The Company shall also not be liable for amounts paid in settlement of any loss, claim, damage or liability if such settlement if effected without the prior written consent of the Company, which consent shall not be unreasonably withheld.

         Each Selling Stockholder agrees, severally and not jointly, to indemnify and hold harmless the Company (and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each officer of the Company who signs the Registration Statement and each director of the Company) from and against any losses, claims, damages or liabilities to which the Company (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any breach of the representations set forth in the Merger Agreement by such Selling Stockholder, or any failure by such Selling Stockholder to comply with the covenants and agreements contained herein, or any untrue statement of a material fact contained in the Registration Statement if such untrue statement was made in reliance upon and in conformity with written information furnished by or on behalf of the Selling Stockholder specifically for use in the Registration Statement. Each Selling Stockholder will reimburse, severally and not jointly, the Company (or such officer, director or controlling person), as the case may be, for any legal or other documented expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim. Each Selling Stockholder agrees that the information regarding each Selling Stockholder or its officers, directors and affiliates and their intended plan of distribution of the Merger Shares set forth in the Registration Statement questionnaire, the form of which is attached as Appendix I (as completed by each Seller, the "Registration Statement Questionnaire"), or included from time to time in the Registration Statement (including without limitation the plan of distribution section of the Registration Statement) shall


REGISTRATION RIGHTS AGREEMENT -- PAGE                                          5
be deemed to be written information furnished to the Company by or on behalf of the Seller specifically for use in the Registration Statement. The foregoing indemnification shall be limited in amount as to each Selling Stockholder to the greater of the Value of the Merger Shares received by such Selling Stockholder pursuant to the Merger Agreement or the proceeds received by such Selling Stockholder upon the sale of Registrable Securities.

         Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 9, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action; provided, however, that any failure by an indemnified person to notify an indemnifying person shall not relieve the indemnifying person from its obligations hereunder except to the extent that the indemnifying person is materially prejudiced thereby. Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and such indemnifying person shall have been notified thereof, such indemnifying person shall be entitled to participate therein, and, to the extent it shall wish, to assume and control the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnifying person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, further, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel for all indemnified parties hereunder.

         If the indemnification provided for in this Section 9 from the indemnifying person would be applicable by its terms but is otherwise unavailable, as determined by a court of applicable jurisdiction, to an indemnified person hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein, then the indemnifying person, in lieu of indemnifying such indemnified person, shall contribute to the amount paid or payable by such indemnified person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying person and indemnified persons in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying person and indemnified persons shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact, has been made by, or relates to information supplied by, such indemnifying person or indemnified persons, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in this Section 9, any reasonable legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

         The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation which


REGISTRATION RIGHTS AGREEMENT -- PAGE                                          6
does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 9, no Selling Stockholder shall be required to contribute any amount in excess of the dollar amount of the proceeds received by such Selling Stockholder upon the sale of its Registrablesuch Selling Stockholder's Registrable Securities. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         10. Termination of Conditions and Obligations. The conditions imposed by this Agreement or the Merger Agreement upon the transferability of Registrable Securities shall cease and terminate as to any particular number of Registrable Securities when such Registrable Securities shall have been effectively registered under the Securities Act and sold or otherwise disposed of in accordance with the intended method of disposition set forth in the Registration Statement, or at such time as an opinion of counsel satisfactory to the Company shall have been rendered to the effect that such conditions are not necessary in order to comply with the Securities Act. Notwithstanding anything to the contrary contained herein, no Seller shall be entitled to exercise any right provided for in Section 7 after the third anniversary of the Closing.

         11. Continued Availability of Information. So long as the Registration Statement is effective covering the resale of Registrable Securities owned by the Sellers, the Company will furnish to each Seller:

                  (a) as soon as practicable after available (but in the case of the Company's Annual Report to Stockholders, within 120 days after the end of each fiscal year of the Company), one copy of (i) its Annual Report to Stockholders (which Annual Report shall contain financial statements audited in accordance with generally accepted accounting principles by a firm of certified public accountants), (ii) if not included in substance in the Annual Report to Stockholders, its Annual Report on Form 10-KSB or Form 10-K, as applicable, (iii) any quarterly reports to stockholders, and if not included in substance in its quarterly reports to stockholders, its quarterly reports on Form 10-QSB or Form 10-Q, as applicable, and (iv) a full copy of the Registration Statement (the foregoing, in each case, excluding exhibits);

                  (b) upon the reasonable request of a Seller or its agent, all exhibits excluded by the parenthetical to subparagraph (a)(iv) of this
         Section 11 and all other information that is made available to shareholders generally; and

                  (c) upon the reasonable request of a Seller or its agent, an adequate number of copies of the prospectuses to supply to any other party requiring such prospectuses; and the Company, upon the reasonable request of a Seller or its agent, will meet with the Seller or a representative thereof at the Company's headquarters to discuss all information relevant for disclosure in the Registration Statement and will otherwise cooperate with any Seller conducting an investigation for the purpose of reducing or eliminating such Seller's exposure to liability under the Securities Act, including the reasonable production at the Company's headquarters of non-confidential information (and, upon execution of a confidentiality agreement satisfactory to the Company, confidential information).


REGISTRATION RIGHTS AGREEMENT -- PAGE                                          7

         12. Reports under Exchange Act. With a view to making available to the Sellers the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the Commission that may at any time permit a Seller to sell Registrable Securities to the public without registration, and with a view to making it possible to register the Registrable Securities pursuant to a registration on Form S-3, the Company agrees to:

                  (a) make and keep available public information, as understood and defined in Rule 144, at all times;

                  (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

                  (c) furnish to a Seller owning any Registrable Securities or its agent upon reasonable request (i) a written statement by the Company that is has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, or that it qualifies as a registrant whose Registrable Securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably required in availing any Seller of Registrable Securities of any rule or regulation of the Commission which permits the selling of any such Registrable Securities without registration or pursuant to such form.

         13. Participation in Underwritten Registrations. No holder of Registrable Securities may participate in any underwritten registration hereunder unless such holder (i) agrees to sell such holder's Registrable Securities on the basis provided in any underwriting arrangements approved by the person entitled to approve such arrangements, and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and this Agreement.

         14. Miscellaneous.

                  (a) Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given other than as initially agreed upon in writing by the Company and Sellers holding at least a majority of the Registrable Securities.

                  (b) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, registered first-class mail, telex, telecopier or air courier guaranteeing overnight delivery:

                           (i) if to any Seller prior to the Closing, c/o Michael W. Erwin, 8213A Shoal Creek Boulevard, Suite 200, Austin, Texas 78757, and, if to any Seller after the Closing, at such Seller's address as set forth in the Merger Agreement or at such other address as such Seller may provide to the Company in writing.


REGISTRATION RIGHTS AGREEMENT -- PAGE                                          8

                           (ii) if to the Company, initially at 1121 East 7th Street, Austin, Texas 78702, attention: Russell Birk, Douglas Banister and Peter Lorenzen, Esq., and thereafter at such other address as may be designated from time to time by notice given in accordance with the provisions of this Section.

         (c) Successors and Assigns. No Seller shall assign any rights or benefits under this Agreement without the prior written consent of the Company.

         (d) Counterparts. This Agreement may be executed in a number of identical counterparts and it shall not be necessary for the Company and the Sellers to execute each of such counterparts, but when each has executed and delivered one or more of such counterparts, the several parts, when taken together, shall be deemed to constitute one and the same instrument, enforceable against each in accordance with its terms. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart executed by the party against whom enforcement of this Agreement is sought.

         (e) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         (f) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAW.

         (g) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         (h) Entire Agreement. This Agreement is intended by the Company and the Sellers as a final expression of their agreement and is intended to be a complete and exclusive statement of their agreement and understanding in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the Company and the Sellers with respect to such subject matter.

         (i) Third Party Beneficiaries. Other than indemnified parties not a party hereto, this Agreement is intended for the benefit of the Company and the Sellers and their respective successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

                  [Remainder of Page Intentionally Left Blank]


REGISTRATION RIGHTS AGREEMENT -- PAGE                                          9

                [Signature Page to Registration Rights Agreement]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


MSI HOLDINGS, INC.


By:
   -----------------------------------

Printed Name:
             -------------------------

Title:
       -------------------------------

SELLERS:


----------------------------------------------


By:
   -------------------------------------------

Printed Name:
             ---------------------------------

Title:
      ----------------------------------------

[NOTE: WE WILL PREPARE INDIVIDUAL SIGNATURE PAGES FOR EACH SELLER, INDICATING THE NAME OF SUCH SELLER, TYPE OF ENTITY, ETC. ACCORDING TO OUTERNET'S RECORDS.]


REGISTRATION RIGHTS AGREEMENT -- PAGE                                         10

                                    EXHIBIT B

                      Opinion of William A. Broussard, Esq.

                        [Broussard Counseling Letterhead]
                                 \[Closing Date]


MSI Holdings, Inc.
Aperian Acquisition Corporation
1121 East 7th Street
Austin, Texas 78702
Attn:    Russell Birk,
         Douglas Bannister,
         Peter Lorenzen, Esq.

         Re: Merger of OuterNet Connection Strategies, Incorporated (the "Company") and Aperian Acquisition Corporation ("Aperian"), a wholly-owned subsidiary of MSI Holdings, Inc. ("MSI")

Ladies and Gentlemen:

         The undersigned has acted as special counsel to the Company with respect to that certain Merger Agreement, dated as of ______________, July 13, 2000 (the "Merger Agreement") by and among the Company, Aperian, MSI and certain Shareholders (as defined in the Merger Agreement).

         In connection with issuing this opinion, the undersigned has examined the following documents and instruments (collectively, the "Documents"):

A.       The Articles of Incorporation and Certificate of Incorporation of the
         Company;

B. The Company's minute book, including the Company's Bylaws, minutes of meetings of the Company's board of directors and minutes of meetings of the Company's shareholders;

C.       The Company's stock transfer records; and

D. The agreement between Tomorrow's Technologies Investment Trust (the "Trust") and Robert L. Elfont, trustee of the Trust (the "Trustee").

         Based on the foregoing, the undersigned is of the opinion that:

         1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has full power and authority to carry on its business as now conducted.


REGISTRATION RIGHTS AGREEMENT -- PAGE                                          1

         2. The Company has full corporate power and authority to enter into and perform the Merger Agreement and each other agreement, instrument and document required to be executed by the Company in connection therewith. The execution, delivery and performance of the Merger Agreement and such other agreements, instruments and documents have been duly authorized by the board of directors and the shareholders of the Company.

         3. The Merger Agreement has been duly and validly executed and delivered by the Company and the the Trust and constitutes a valid and binding obligation of the Company and the Trust enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and the application of general principles of equity.

         4. On the date hereof, the authorized capital stock of the Company consists of ____________________ (_____________) shares, $________ par value, consisting of (a) _____________________ (______________________) shares of common stock, ________________ of which are issued and outstanding and _______________ of which are issued and held in the Company's treasury, and (b)
____________________ (__________________) shares of Class A preferred stock,
______________ of which are issued or outstanding or held in the Company's treasury.

         5. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable.

         6. To my knowledge, except as disclosed in the Merger Agreement (including the Disclosure Schedule), there is no action, suit or proceeding that is pending or threatened against or affecting the Company in any court or before any governmental authority, arbitration board or tribunal that involves any of the transactions contemplated by the Merger Agreement or that, if decided adversely to the Company, would involve the possibility of having a material adverse effect on the business of the Company.

         The opinion stated above is qualified and limited by the fact that the undersigned's examination relevant to the matters covered by such opinions is limited to federal law and the laws of the State of Texas and the Documents. The undersigned has not made any review of the laws of any state other than Texas. In rendering the foregoing opinion regarding good standing in the State of Texas, the undersigned has relied solely upon a certificate of good standing issued by the Comptroller of the State of Texas dated _____________, 2000.

         This opinion is given as of the date hereof, and the undersigned assumes no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to the attention of the undersigned or any changes in laws that may hereafter occur.

         This opinion is given solely for the benefit of the addressees in connection with the closing contemplated under the Merger Agreement, and it may not be quoted or relied upon by, nor may copies be delivered to, any other person, and it may not be used for any other purpose, without the written consent of the undersigned.


                                                Sincerely,



                                                William Arren Broussard, Esq.


REGISTRATION RIGHTS AGREEMENT -- PAGE                                          2

                                    EXHIBIT C

                                LOCK-UP AGREEMENT


         Lock-Up Agreement (this "Agreement") is entered into as of __________, 2000, by and between MSI Holdings, Inc., a Utah corporation (the "Company"), and _________________, an individual (the "Shareholder").


                                    RECITALS:


         A. The Company, Aperian Acquisition Corporation, a Texas corporation and wholly-owned subsidiary of the Company ("Aperian Acquisition"), OuterNet Connection Strategies, Incorporated., a Texas corporation ("OuterNet"), Shareholder and certain other shareholders of the Company are parties to that certain Merger Agreement dated as of July __, 2000 of even date herewith (the "Merger Agreement"), pursuant to which Aperian Acquisition was merged with and into OuterNet (the "Merger").

         B. Pursuant to the terms of the Merger Agreement and in conjunction with the Merger, Shareholder shall be entitled to received _________________ (_________) shares of the Company's common stock, par value $0.10 per share (the "Shares").

         C. As a condition to the Company entering into the Merger Agreement, Shareholder has agreed to the restrictions on transfer of the Shares set forth in Section 1 hereof.

                                   AGREEMENTS:

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Lock-Up. Twenty percent (20%) of the Shares shall not be subject to the Lock-up provided for in this Agreement. Shareholder hereby agrees that, except as set forth in Section 2 below, from the date hereof until the second anniversary of the date hereof (the "Lock-up Period"), without the prior written consent of the Company, he will not offer, pledge, sell, contract to sell, grant any options for the sale of or otherwise transfer, distribute or dispose of, directly or indirectly (collectively "Dispose of"), that percentage of the Shares received by Shareholder in the Merger (the "Lock-up") as indicated in the following schedule:

                                                     Percentage of number of Shares
         Time period prior to:                       as to which the Lock-up applies:
         ---------------------                       --------------------------------
         ___________, 2000 [6 months]                80% of Shares received in the Merger
         ___________, 2001 [12 months]               60% of Shares received in the Merger
         ___________, 2001 [18 months]               40% of Shares received in the Merger
         ___________, 2002 [24 months]               20% of Shares received in the Merger

On and after _______, 2002 [24 months], no Shares shall be subject to the Lock-up.

         Notwithstanding the foregoing, if at any time during the Lock-up Period Shareholder's employment with the Company is terminated by the Company for Cause, or Shareholder voluntarily terminates such employment other than for Good Reason, then all Shares that are then-subject to the Lock-up at the time of any such termination shall remain subject to the Lock-up until the end of the Lock-up Period.

         In addition to the foregoing, if at any time during the Lock-up Period Share Shareholder's employment with the Company is terminated by the Company without Cause, or Shareholder voluntarily terminates such employment for Good Reason, then this Agreement shall terminate and be of no further force and effect, and all Shares that are then-subject to the Lock-up at the time of any such termination shall no longer be subject to the Lock-up.

         As used herein, the following terms shall have the meanings indicated:

         "Cause" means (i) commission by Shareholder of an act of material willful dishonesty toward the Company, (ii) a material breach by Shareholder of a fiduciary duty owed to the Company, (iii) a willful violation by Shareholder of any material law, rule or regulation applicable to the Company or its business that has a material adverse effect on the Company or its business (except for violations arising from a conflict between applicable laws), (iv) a material breach by Shareholder of any provision of this Agreement or any other agreement (including an employment agreement) between the Company and Shareholder, or (v) the conviction of Shareholder of a felony (or a plea of nolo contendere thereto).

         "Good Reason" means (i) an assignment, without Shareholder's consent, to an office located outside of the Austin, Texas metropolitan area, (ii) a material breach by the Company of any provision of this Agreement or any other agreement (including an employment agreement) between the Company and Shareholder, or (iii) a reduction in Shareholder's salary (other than an across-the-board salary reduction applicable to all members of the Company's management).

         For purposes of this Section 1, the "Company" shall be deemed to mean and include the Company and/or any affiliate of the Company.

         2. Permitted Dispositions. The following dispositions of Shares shall not be subject to the Lock-up set forth in Section 1:

                  (a) Shareholder may Dispose of Shares to his spouse, siblings, parents or any natural or adopted children or other descendants or to any personal trust in which any such family members or Shareholder retains, collectively, the entire beneficial interest;

                  (b) Shareholder may Dispose of Shares on his death to Shareholder's estate, executor, administrator or personal representative or to Shareholder's beneficiaries pursuant to a devise or bequest or by laws of descent and distribution;

                  (c) Shareholder may Dispose of Shares as a gift or other transfer without consideration; and

                  (d) Shareholder may make a bona fide pledge of Shares to a lender;

provided, however, that in the case of any transfer of Shares pursuant to clauses (a), (c), and (d), unless such Shares shall be subject to an effective registration statement of such Shares as of the date that Shareholder shall Dispose of such Shares or pledge such Shares, as the case may be, the transferor shall, at the request of the Company, provide evidence (which may include, without limitation, an opinion of counsel satisfactory in form, scope and substance to the Company in its sole discretion as the issuer thereof) satisfactory to the Company that the transfer is exempt from the registration requirements of the Securities Act of 1933, as amended.

         In the event Shareholder Disposes of Shares described in this Section 2, such Shares shall remain subject to this Agreement and, as a condition of the validity of such disposition, the transferee shall be required to execute and deliver a counterpart of this Agreement. Thereafter, such transferee shall be deemed to be the Shareholder for purposes of this Agreement.

         3. Miscellaneous.

                  (a) Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given other than as initially agreed upon in writing by the Company and the Shareholder.

                  (b) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, registered first-class mail, telecopier or air courier guaranteeing overnight delivery:

                           (i) if to the Shareholder, initially at
         __________________________, Austin, Texas 78___, and thereafter at such other address as may be designated from time to time by notice given in accordance with the provisions of this Section.

                           (ii) if to the Company, initially at 1121 East 7th Street 501 Waller Street, Austin, Texas 78702, attention: Russell Birk, and Douglas Bannister and Peter Lorenzen, and thereafter at such other address as may be designated from time to time by notice given in accordance with the provisions of this Section.

                  (c) Successors and Assigns. Shareholder shall not assign any rights or benefits under this Agreement without the prior written consent of the Company.

                  (d) Counterparts. This Agreement may be executed in a number of identical counterparts and it shall not be necessary for the Company and the Shareholder to execute each of such counterparts, but when each has executed and delivered one or more of such counterparts, the several parts, when taken together, shall be deemed to constitute one and the same instrument, enforceable against each in accordance with its terms. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart executed by the party against whom enforcement of this Agreement is sought.

                  (e) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                  (f) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAW.

                  (g) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

                  (h) Entire Agreement. This Agreement is intended by the Company and the Shareholder as a final expression of their agreement and is intended to be a complete and exclusive statement of their agreement and understanding in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the Company and the Shareholder with respect to such subject matter.

                  (i) Third Party Beneficiaries. This Agreement is intended for the benefit of the Company and the Shareholder and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                       MSI HOLDINGS, INC.


                                       By:
                                          --------------------------------------


                                       "SHAREHOLDER":


                                       -----------------------------------------

                                    EXHIBIT D

                 Opinion of Kane, Russell, Coleman & Logan, P.C.
                [Kane, Russell, Coleman & Logan, P.C. Letterhead]
                                 [Closing Date]

[Address to Each Shareholder]

Gentlemen:

[KRCL to add reasonable and customary introductory language]

         1. MSI Holdings, Inc. ("MSI") is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has full power and authority to carry on its business as now conducted, and Aperian Acquisition Corporation ("Aperian") is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has full power and authority to carry on its business as now conducted.

         2. MSI and Aperian (collectively, the "Aperian Entities") each have full corporate power and authority to enter into and perform the Merger Agreement and each other agreement, instrument and document required to be executed by the Aperian Entities in connection therewith. The execution, delivery and performance of the Merger Agreement and such other agreements, instruments and documents have been duly authorized by the board of directors and the shareholders of each of the Aperian Entities.

         3. The Merger Agreement has been duly and validly executed and delivered by a duly-authorized representative each of the Aperian Entities and constitutes a valid and binding obligation of the Aperian Entities enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and the application of general principles of equity.

         4. On the date hereof, MSI is the sole shareholder of Aperian, and the authorized capital stock of MSI consists of ____________________ (_____________) shares, $________ par value, consisting of (a) _____________________
(______________________) shares of common stock, ________________ of which are issued and outstanding and _______________ of which are issued and held in the Company's treasury, and (b) ____________________ (__________________) shares of
Class A preferred stock, ______________ of which are issued or outstanding or held in the Company's treasury.

         5. All of the issued and outstanding shares of capital stock of each of the Aperian Entities are duly authorized, validly issued, fully paid and nonassessable. The shares of MSI common stock issued pursuant to the Merger Agreement (the "Merger Shares") to each of the shareholders of OuterNet in conjunction with the Merger (as defined in the Merger Agreement) are fully-paid and non-assessable. All outstanding stock of Aperian is held of record by MSI. A sufficient number of shares of MSI's common stock have been duly and validly reserved for issuance upon closing of the Merger defined in and contemplated by the Merger Agreement.

         6. To our knowledge, except as disclosed in the Agreement or in MSI's Annual Report on Form 10-KSB for the year ended March 31, 2000, there is no action, suit or proceeding that is pending or threatened against or affecting the Aperian Entities in any court or before any governmental authority, arbitration board or tribunal that involves any of the transactions contemplated by the Merger Agreement or that, if decided adversely to the Aperian Entities, would involve the possibility of having a material adverse effect on the business of the Aperian Entities.

         7. The execution, delivery and performance of the Merger Agreement by each of the Aperian Entities and the carrying out of all of the transactions contemplated thereby, and by each document ancillary thereto, including without limitation that certain Registration Rights Agreement, dated _________, 2000 (the "Registration Rights Agreement"), by and among OuterNet, the Aperian Entities and the holders of OuterNet's outstanding common stock, to be carried out by the Aperian Entities, or either of them, did not and will not (a) violate the certificate of incorporation or bylaws of either of the Aperian Entities,
(b) conflict with or constitute a breach of or default under any of the agreements or other instruments file or incorporated by reference as exhibits to MSI's Annual Report on Form 10-KS B for the year ended March 31, 2000, (b) violate any provision of any federal, Utah or Texas corporate or Utah or Texas law, rule or regulation applicable to either of the Aperian Entities or (d) conflict with or constitute a default of any of the provisions of any judgments, writs, decrees or orders known to us of any governmental entity to be applicable to either of the Aperian Entities or any of their respective assets or properties.

         8. Except as contemplated under the Registration Rights Agreement, there is no consent, approval, authorization, order, registration, qualification or filing of or with any court or any governmental entity required by either of the Aperian Entities for the consummation of the transactions contemplated by the Merger Agreement that has not been obtained or, in the case of the transactions contemplated by the Registration Rights Agreement, cannot be obtained, except for (a) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the offer and sale of MSI common stock pursuant to the Merger, and (b) acceptance for filing of the Certificate of Merger by the Secretary of State of the State of Texas.

[KRCL to add reasonable and customary qualifiers]

                                            Very Truly Yours,


                                            Kane, Russell, Coleman & Logan, P.C.

                                    EXHIBIT E

                            NONSOLICITATION AGREEMENT


         This Nonsolicitation Agreement (this "Agreement") is entered into as of __________, 2000, by and between MSI Holdings, Inc., a Utah corporation (the "Company"), and Michael W. Erwin, an individual ("Erwin").


                                    RECITALS:


         A. The Company, Aperian Acquisition Corporation, a Texas corporation and wholly owned subsidiary of the Company ("Aperian Acquisition"), OuterNet Connection Strategies, Incorporated., a Texas corporation ("OuterNet"), Erwin and certain other shareholders of the Company are parties to that certain Merger Agreement dated as of July __, 2000 (the "Merger Agreement"), pursuant to which Aperian Acquisition was merged with and into OuterNet (the "Merger").

         B. Pursuant to the terms of the Merger, Erwin received shares of the Company's common stock, par value $0.10 per share. Erwin was a founder and President of OuterNet, and following the Merger, Erwin is to continue to serve as President of OuterNet and will serve as a Vice President of the Company Aperian.

         C. As a condition to the Company entering into the Merger Agreement and consummating the Merger, Erwin has agreed to the nonsolicitation covenants set forth herein.

                                   AGREEMENTS:

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Erwin agrees that, for a period of two (2) years after the date of this Agreement (the "Nonsolicitation Period"), he will not, without the prior written consent of the Company's Chief Executive Officer, directly or indirectly (including, by way of example only, by virtue of his role with another company):

          (a) induce, solicit or influence any executive, managerial or technical employee of the Company or any subsidiary (including OuterNet, the Company and its subsidiaries being collectively called "Aperian") to terminate his or her employment with Aperian;

          (b) employ, retain or offer to retain any person who is employed by Aperian on the effective date of the Merger or at any time during the time Erwin is an employee of Aperian in an executive, managerial or technical capacity, unless the person has ceased to be employed by Aperian for a period of at least one year or was voluntarily terminated by Aperian (as determined by Aperian) or, after ceasing to be employed by Aperian, has been employed by a third party; or

          (c) within the continental United States, on his own behalf or on behalf of or in conjunction with any person, company or entity other than Aperian, (i) solicit, induce or influence or in any manner attempt to solicit, induce or influence any client or customers of Aperian to cease being a customer of Aperian or to divert any business of such customer or client from Aperian or
               (ii) otherwise interfere with, disrupt or attempt to interfere with or disrupt the relationship, contractual or otherwise, between Aperian and any of its customers, clients, suppliers, consultants or employees.

Erwin agrees that the foregoing restrictions do not constitute a covenant not to compete, are reasonable in all respects and will not unnecessarily impede his ability to earn a living, should he no longer be employed by Aperian or otherwise.

         2. In the event of a breach by Erwin of the terms of Section 1 of this Agreement, Erwin agrees that the Company will be entitled to recover liquidated damages in the following amounts:

          (a) in the case of any breach involving a present or former employee of Aperian, an amount equal to one full year's salary of such employee at Aperian (based on the employee's most recent salary);

          (b) in the case of a breach involving a customer or client of Aperian, an amount equal to one year's revenues from such customer or client (determined by annualizing the revenues billed for the three months preceding the breach); and

          (c)  in all other cases, an amount equal to $100,000.

These liquidated damages are based on the parties' recognition that damages to the Company due to Erwin's breaking of any of his promises are not capable of measurement with any degree of certainty. The amount specified is not to be considered a penalty or forfeiture, but solely a liquidated damages. Erwin agrees that the Company has no adequate remedy at law should he break any of his promises, that the Company would suffer irreparable harm as the result of any such breach and that money damages alone will be insufficient or indeterminable. As a result, Erwin acknowledges and agrees that, in the event of any breach of any of the promises contained in Section 1 of this Agreement, the Company will be entitled to recover the foregoing liquidated damages for any breach that has occurred and injunctive relief to prevent any threatened, continuing or future breach. All rights and remedies of the Company are cumulative and without prejudice to enforcement of any other right or remedy authorized by law or this Agreement.

         35. (a) The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given other than as initially agreed upon in writing by the Company and Erwin.

                  (b) All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, registered first-class mail, telecopier or air courier guaranteeing overnight delivery:

                           (i) if to Erwin, initially at ______________________,
         6003 Gardenridge Hollow, Austin, Texas 787608___, and thereafter at such other address as may be designated from time to time by notice given in accordance with the provisions of this subsection.

                           (ii) if to the Company, initially at 1121 East 7th Street, Austin, Texas 78702, attention: Russell Birk, Douglas Bannister and Peter Lorenzen, and thereafter at such other address as may be designated from time to time by notice given in accordance with the provisions of this subsection.

                  (c) This Agreement may be executed in a number of identical counterparts and it shall not be necessary for the Company and Erwin to execute each of such counterparts, but when each has executed and delivered one or more of such counterparts, the several parts, when taken together, shall be deemed to constitute one and the same instrument, enforceable against each in accordance with its terms. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart executed by the party against whom enforcement of this Agreement is sought.

                  (e) The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                  (f) This Agreement shall be governed by and construed in accordance with the laws of the state of Texas, without regard to principles of conflicts or choice of law.

                  (g) If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. In furtherance of and not in limitation of the foregoing, it is expressly agreed that should the duration or geographical extent of, or activities covered by, Section 1 of this Agreement be in excess of that which is valid or enforceable under applicable law, such provision shall be construed to cover only that duration, extent or activities which may validly or enforceably be covered. Erwin acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

                  (h) This Agreement is intended by the Company and Erwin as a final expression of their agreement and is intended to be a complete and exclusive statement of their agreement and understanding in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the Company and Erwin with respect to such subject matter. Erwin understands that, as an employee of the Company, he will enter into nondisclosure and similar agreements required of similarly situated employees by Company policy that may also restrict his activities, including activities that are the subject matter of this Agreement. Erwin agrees that such agreements are separate agreements and not amendments to this Agreement. Accordingly, such other agreements will not limit Erwin's obligations under this Agreement, and this Agreement will not limit his obligations under such other agreements.

                  (i) This Agreement is intended for the benefit of the Company, its affiliates and Erwin, and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

                  (j) This Agreement shall terminate and be of no further force and effect in the event that if at any time during the term hereof Erwin's employment with the Company is terminated by the Company without Cause, or Erwin voluntarily terminates such employment for Good Reason. As used herein, the following terms shall have the meanings indicated:

                  "Cause" means (i) commission by Erwin of an act of material willful dishonesty toward the Company, (ii) a material breach by Erwin of a fiduciary duty owed to the Company, (iii) a willful violation by Erwin of any material law, rule or regulation applicable to the Company or its business that has a material adverse effect on the Company or its business (except for violations arising from a conflict between applicable laws), (iv) a material breach by Erwin of any provision of this Agreement or any other agreement (including an employment agreement) between the Company and Erwin, or (v) the conviction of Erwin of a felony (or a plea of nolo contendere thereto).

                  "Good Reason" means (i) an assignment, without Erwin's consent, to an office located outside of the Austin, Texas metropolitan area, (ii) a material breach by the Company of any provision of this Agreement or any other agreement (including an employment agreement) between and Erwin, or (iii) a reduction in Erwin's salary (other than an across-the-board salary reduction applicable to all members of the Company's management).

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                         MSI HOLDINGS, INC.


                                         By:
                                            ------------------------------------


                                         Michael W. Erwin


                                         ---------------------------------------